UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HEALTHWAYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 Cool Springs Blvd

Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Healthways, Inc.:

The Annual Meeting of Stockholders of Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067 at 9:00 a.m., Central time, on Thursday, May 31, 2012, for the following purposes:

(1)	To elect five (5) directors, one (1) of which to hold office for a term of two (2) years or until his successor has been elected and qualified and four (4) of which to hold office for a term of three (3) years or until their successors have been elected and qualified;

(2)	To consider and act upon an advisory vote to approve executive compensation as disclosed in this Proxy Statement;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012;

(4)	To consider and act upon a stockholder proposal regarding declassification of the Company’s Board of Directors; and

(5)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2011 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2011 Annual Report and a form of proxy card. The Proxy Statement and form of proxy accompanying this notice are being furnished to stockholders on or about April 20, 2012. Only stockholders of record at the close of business on April 4, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We hope very much that you will be able to attend the meeting. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the proxy card and return it promptly or to vote by toll-free telephone or internet as described in the proxy card.

By Order of the Board of Directors,

John W. Ballantine
Chairman

April 20, 2012

Healthways, Inc.

Proxy Statement

HEALTHWAYS, INC.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 31, 2012

The proxy is solicited by the Board of Directors (the “Board”) on behalf of Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, May 31, 2012, at 9:00 a.m., Central time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2011 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2011 Annual Report and a form of proxy card. Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 20, 2012.

In addition to solicitations by mail or internet, certain of our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile, email and personal interviews, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement.

In the election of directors, you may vote “FOR” all of the nominees or your vote may be to “WITHHOLD AUTHORITY” with respect to one or more of the nominees. If you “WITHHOLD AUTHORITY” it will have no effect on the outcome of this proposal.

For the advisory vote to approve executive compensation, the ratification of the appointment of Ernst & Young LLP, and the vote on the stockholder proposal regarding declassification of the Board, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it will have the same effect as a vote “AGAINST” these proposals.

Shares represented by such proxies will be voted in accordance with the choices specified thereon. If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the advisory approval of executive compensation set forth under Proposal No. 2, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2012 set forth under Proposal No. 3, and AGAINST the stockholder proposal set forth under Proposal No. 4. The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting of Stockholders. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party. In the election for directors, the five persons receiving the highest number of “FOR” votes will be elected. The proposals to ratify the appointment of the independent registered public accounting firm and to approve the stockholder proposal regarding declassification of the Board require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. In the advisory vote to approve executive compensation, the affirmative “FOR” vote of a majority of those shares present and entitled to vote will constitute the stockholders’ non-binding approval with respect to our executive compensation programs.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors, the advisory vote to approve executive compensation, and the vote on the stockholder proposal regarding declassification of the Board are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists, but do not count as entitled to vote with respect to individual proposals.

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by toll-free telephone or the internet.

The preliminary voting results will be published on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission within four business days of the 2012 Annual Meeting. The final voting results, if different than the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days of the date on which the final results are known.

Each share of our common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, April 4, 2012, will be entitled to one vote on all matters to come before the Annual Meeting. Cumulative voting is not permitted. As of April 4, 2012, there were outstanding 33,401,898 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group. The information set forth below is based on ownership information we received as of April 4, 2012 (except as otherwise noted below). Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
FMR LLC	5,090,746	(2)	15.24%
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc.	3,609,214	(3)	10.81%
40 East 52nd Street
New York, NY 10022

Earnest Partners, LLC	2,497,310	(4)	7.48%
1180 Peachtree Street NE, Suite 2300
Atlanta, GA 30309

Wentworth, Hauser & Violich, Inc.	1,798,541	(5)	5.38%
301 Battery Street
Suite 400
San Francisco, CA 94111

The Vanguard Group, Inc.	1,674,561	(6)	5.01%
100 Vanguard Boulevard
Malvern, PA 19355

Ben R. Leedle, Jr.****	1,158,537	(7)	3.36%

Thomas G. Cigarran**	530,872	(8)	1.58%

William C. O’Neil, Jr.**	273,669	(9)	*

Stefen F. Brueckner***	159,972	(10)	*

Matthew E. Kelliher***	98,160	(11)	*

C. Warren Neel, Ph. D.**	86,627	(9)	*

John W. Ballantine**	74,397	(12)	*

Jay C. Bisgard, M.D.**	64,397	(13)	*

Alfred Lumsdaine***	54,983	(14)	*

Alison Taunton-Rigby, Ph. D.**	42,222	(15)	*

Thomas F. Cox***	38,908	(16)	*

Mary Jane England, M.D.**	38,408	(17)	*

John A. Wickens**	31,997	(18)	*

William D. Novelli**	1,377	(19)	*

James W. Elrod***	0		*

Kevin G. Wills**	0		*

All directors and executive officers as a group (18 persons)	3,056,637	(20)	8.67%

*	Indicates ownership of less than one percent of our outstanding Common Stock.
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer
(1)	Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options or other securities held by our other directors and executive officers that are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
(2)	Information with respect to stock ownership is based upon a Schedule 13G, dated December 31, 2011 filed with the Commission. Includes 5,090,746 shares to which the holder has sole investment power.
(3)	Information with respect to stock ownership is based upon a Schedule 13G, dated December 30, 2011 filed with the Commission. Includes 3,609,214 shares to which the holder has sole voting and investment power.
(4)	Information with respect to stock ownership is based upon a Schedule 13G, dated December 31, 2011 filed with the Commission. Includes 858,558 shares to which the holder has sole voting power, 458,590 shares to which the holder has shared voting power, and 2,497,310 shares to which the holder has sole investment power.
(5)	Information with respect to stock ownership is based upon a Schedule 13G, dated December 31, 2011 filed with the Commission. Includes 738,026 shares to which the holder has sole voting power and 1,798,541 shares to which the holder has shared investment power.
(6)	Information with respect to stock ownership is based upon a Schedule 13G, dated December 31, 2011 filed with the Commission. Includes 56,056 shares to which the holder has sole voting power and shared investment power and 1,618,505 shares to which the holder has sole investment power.
(7)	Includes 1,036,420 shares issuable upon the exercise of outstanding options.

(8)	Includes 210,043 shares issuable upon the exercise of outstanding options.
(9)	Includes 39,397 shares issuable upon the exercise of outstanding options.
(10)	Includes 155,246 shares issuable upon the exercise of outstanding options.
(11)	Includes 82,056 shares issuable upon the exercise of outstanding options.
(12)	Includes 54,397 shares issuable upon the exercise of outstanding options and 20,000 shares held in trust.
(13)	Includes 54,397 shares issuable upon the exercise of outstanding options and 10,000 shares held in trust.
(14)	Includes 42,059 shares issuable upon the exercise of outstanding options.
(15)	Includes 29,397 shares issuable upon the exercise of outstanding options.
(16)	Includes 25,776 shares issuable upon the exercise of outstanding options.
(17)	Includes 34,397 shares issuable upon the exercise of outstanding options.
(18)	Includes 24,397 shares issuable upon the exercise of outstanding options and 1,100 shares held jointly by Mr. Wickens and his wife.
(19)	Includes 1,377 shares issuable upon the exercise of outstanding options.
(20)	Includes 1,841,256 shares issuable upon the exercise of outstanding options.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held eleven meetings during fiscal 2011. All of the members of the Board except Messrs. Cigarran and Leedle are “independent,” as defined by applicable law and the NASDAQ Global Select Market (“NASDAQ”) listing standards. The Board has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.

Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held during fiscal 2011 by the Board and each committee of which such director was a member for the entire fiscal year.

Leadership Structure

We believe our board leadership structure is appropriate in light of the Company’s business. Our Board of Directors’ Corporate Governance Guidelines provide that our Board size should consist of at least three and no more than twelve directors which we believe provides for the optimal exchange of ideas without stifling cooperation. While our Board of Directors’ Corporate Governance Guidelines provide flexibility in who may serve as Chairman of the Board, we do not presently combine the roles of Chairman and Chief Executive Officer (“CEO”). In May 2011, the Board elected John Ballantine, a director of the Company since 2003, as Chairman of the Board. Thomas Cigarran, Chairman of the Board since 1988, chose not to seek re-election as Chairman but continues to serve as a director and was appointed Chairman Emeritus by the Board. Our Board of Directors’ Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board. Our Board of Directors’ Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.healthways.com.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. Our Audit, Compensation and Nominating and Corporate Governance Committees, however, each play a significant role in assisting the Board to fulfill its oversight responsibilities. Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding any material issues concerning the adequacy of the Company’s internal controls over financial reporting. The Audit Committee also has complete access to management in discharging its duties and provides regular reports to the Board. Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our annual meeting Proxy Statement. As further described in “Compensation Discussion and Analysis” beginning on page 22, the Compensation Committee has determined that our compensation programs do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business. The Compensation Committee regularly reports its activities to the full Board. Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board. The activities of each of our committees are set forth in greater detail in each of their respective charters which are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.healthways.com.

Committees of the Board of Directors

Compensation Committee

During 2011, the Compensation Committee was composed of Drs. Bisgard and Neel through May 2011, Drs. England and Taunton-Rigby and Mr. Novelli for the entire year, and Mr. O’Neil from June 2011 through the end of the year. The Compensation Committee was chaired by Dr. Bisgard through May 2011 and Mr. Novelli from June 2011 through the end of the year. As discussed in “Compensation Discussion and Analysis,” all of the directors on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, “Outside Directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in the NASDAQ corporate governance listing standards, in each case as determined by our Board of Directors. The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers and administering our equity-based incentive plans, among other things. The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.healthways.com, provides a detailed description of the Compensation Committee’s duties and responsibilities. The Compensation Committee held seven meetings during fiscal 2011.

Nominating and Corporate Governance Committee

During 2011, the Nominating and Corporate Governance Committee was composed of Dr. Taunton-Rigby and Messrs. O’Neil and Ballantine through May 2011, Dr. England and Messrs. Novelli and Wickens for the entire year, and Drs. Bisgard and Neel from June 2011 through the end of the year. The Nominating and Corporate Governance Committee was chaired by Dr. England for the entire year. All of the directors on the Nominating and Corporate Governance Committee are independent directors as defined under applicable law and NASDAQ corporate governance listing standards. The Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become members of the Board and recommending such individuals to the Board for election to the Board and developing and recommending to the Board corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee’s Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.healthways.com, provides a detailed description of the Nominating and Corporate Governance Committee’s duties and responsibilities and sets forth the director nomination process. The Nominating and Corporate Governance Committee held five meetings during fiscal 2011.

Audit Committee

During 2011, the Audit Committee was composed of Mr. Ballantine through May 2011, Messrs. O’Neil and Wickens and Drs. Bisgard and Neel for the entire year, and Dr. Taunton-Rigby from June 2011 through the end of the year. The Audit Committee was chaired by Mr. Ballantine through May 2011 and Dr. Neel from June 2011 through the end of the year. All of the directors on the Audit Committee are independent directors as defined under applicable law and NASDAQ corporate governance listing standards. We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual’s financial sophistication. The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls. The Board has determined that Mr. O’Neil and Drs. Bisgard, Taunton-Rigby and Neel each qualify as an “audit committee financial expert,” as defined by the regulations of the Commission. The Audit Committee’s Charter, which is reviewed annually by the Audit Committee and is available on our website at www.healthways.com and as Appendix A to this Proxy Statement, provides a detailed description of the Audit Committee’s duties and responsibilities. The Audit Committee held twelve meetings during fiscal 2011.

Investments Sub-Committee

In September 2011, the Board formed an Investments Sub-Committee (the “Sub-Committee”). The Sub-Committee has four members, two of whom were Board-appointed and two of whom are ex officio members by virtue of serving as the Chairman of the Board and Chairman of the Audit Committee:

Jay C. Bisgard (Board-appointed)	Chairman
William C. O’Neil, Jr. (Board-appointed)	Member
John W. Ballantine	Ex Officio (Chairman of the Board)
C. Warren Neel, Ph.D.	Ex Officio (Chairman of the Audit Committee)

An “Investment” is defined as an expenditure of capital or the transfer of value by the Company in exchange for businesses, securities, assets or similar matters of value.

•

The CEO is authorized to approve on behalf of the Company the making of Investments that do not exceed $10 million twice during any Company fiscal year. Actions by the CEO pursuant to this authority shall be communicated to the full Board in a timely manner.

•

Investments exceeding $10 million but not exceeding $25 million must be submitted to the Sub-Committee for review and final approval/non-approval. Actions by the Sub-Committee shall be communicated to the full Board of Directors in a timely manner.

•	Investments in amounts exceeding $25 million must be submitted to the full Board for review and approval/non-approval.

•

Investments (regardless of amount) that involve the issuance of Company equity securities or debt securities registered under the Securities and Exchange Act of 1934, as amended, must be presented to and approved by the full Board.

•	Investments (regardless of amount) implicating a conflict of interest involving any officer or director of the Company must be presented to and approved by the full Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These Corporate Governance Guidelines, which are available on our website at www.healthways.com, provide a framework for the conduct of the business of the Board.

Code of Conduct

Our Code of Business Conduct applies to all colleagues (including officers) and directors. The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing. A copy of our Code of Business Conduct, as well as any amendments thereto, can be obtained from our website at www.healthways.com.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. To be timely, director nominations for the Annual Meeting of Stockholders to be held in 2013 must be submitted within the time limits for stockholder proposals as set forth on page 69 of this Proxy Statement.

Director Qualifications

Under our Board of Directors’ Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on our Board of Directors. Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest professional and personal ethics and values consistent with our values and standards. Other criteria that will be considered are prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board are also a consideration. While the Company’s Board of Directors’ Corporate Governance Guidelines do not explicitly define “diversity,” it is the Nominating and Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience. As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience and expertise on the Board.

In February 2012, the Board of the Company resolved to expand the number of directors from ten and fixed at eleven pursuant to Article III, Section 3.2 of the Amended and Restated Bylaws of the Company, as amended. In connection therewith, the Board nominated Mr. Kevin G. Wills to stand for election for the newly created seat on the Board to serve as a Class II director (see Proposal No. 1 of this Proxy Statement).

Other than Mr. Wills, there are no nominees for election to the Board who have not previously been elected by the stockholders.

Directors’ Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance. All of the directors attended the 2011 Annual Meeting of Stockholders held on May 26, 2011.

Communications With the Board of Directors

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. Stockholder communications may be submitted confidentially or anonymously.

Stock Retention Guidelines

In May 2010, the Board amended the stock retention guidelines for officers. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 3.75 times base salary for the Chief Executive Officer, 2.2 times base salary for the Senior Advisor, 2 times base salary for the Chief Operating Officer, and 1.8 times base salary for the other Named Executive Officers). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all restricted stock units until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

Evaluations of Board and Committee Performance

Each year the Nominating and Corporate Governance Committee of the Board conducts an evaluation process focusing on the effectiveness of the Board as a whole, the performance of each committee of the Board and the performance of each individual Board member. The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information. The evaluation process is designed to facilitate ongoing, systematic examination of the Board, each committee’s effectiveness and accountability, and each individual’s performance, and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designed and coordinated the evaluations for the Board, committees, and individual directors, and the Chair of the Nominating and Corporate Governance Committee reported the results to each committee, the full Board of Directors, and each individual director.

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year, we are aware of the following related party transaction between us and our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

•

Christopher Cigarran, Vice President of Employer Market, is the son of Chairman Emeritus Thomas G. Cigarran and received aggregate cash compensation of approximately $307,000 (consisting primarily of salary) during fiscal 2011.

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.

For purposes of the policy, a “Related Party” is any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and Proxy Statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s Common Stock;

•	immediate family member of any of the foregoing; or

•

firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee considers the relevant information and facts available to it regarding the Interested Transaction and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term or until his/her successor is elected and qualified. There are five directors to be elected at the 2012 Annual Meeting of Stockholders, one of whom will serve until the Annual Meeting of Stockholders in 2014 (a “Class II” director) and four of whom will serve until the Annual Meeting of Stockholders in 2015 (the “Class III” directors). The remaining six directors currently serving on the Board will continue to serve until the Annual Meeting of Stockholders in 2013 (the “Class I” directors) or until the Annual Meeting of Stockholders in 2014 (the “Class II” directors).

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board of Directors may propose. The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

In February 2012, the Board of the Company resolved to expand the number of directors from ten and fixed at eleven pursuant to Article III, Section 3.2 of the Amended and Restated Bylaws of the Company, as amended. In connection therewith, the Board nominated Mr. Kevin G. Wills to stand for election for the newly created seat on the Board to serve as a Class II director. The following persons are the nominees for election to serve as Class II and Class III directors as indicated below. All nominees (excluding Mr. Wills) are presently directors of the Company and were previously elected by the stockholders. Certain information relating to the nominees, which the individuals named have furnished to us, is set forth below. The Board recommends a vote FOR each nominee.

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information and Specific Skills, Experience and Qualifications

Kevin G. Wills	II; 2014	Mr. Wills, 46, is the Executive Vice President and Chief Financial Officer of Saks Incorporated, a publicly traded retailer of fashion apparel, shoes, accessories, jewelry, cosmetics and gifts, and has served in such capacity since May 2007. Mr. Wills served as Executive Vice President of Finance/Chief Accounting Officer of Saks Incorporated from May 2005 through April 2007, and as Executive Vice President of Operations for Parisian, Inc. (a family clothing retailer) from February 2003 until April 2005. Prior to that, he was appointed Senior Vice President of Planning and Administration for Saks Department Store Group in September 1999, Senior Vice President of Strategic Planning in September 1998, and Vice President of Financial Reporting for Saks Incorporated in September 1997, when he joined

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information and Specific Skills, Experience and Qualifications

Saks Incorporated. Prior to joining Saks Incorporated, Mr. Wills served as Vice President and Controller for Tennessee Valley Authority, a publicly traded energy producer. Prior to that, Mr. Wills served as the Business Assurance Manager for Coopers and Lybrand (currently known as PriceWaterhouseCoopers), an accounting and financial services firm.

Mr. Wills’ specific skills, experience, and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Chief Financial Officer of Saks Incorporated, as mentioned above. Additionally, Mr. Wills is a Certified Public Accountant and brings significant capital markets, mergers and acquisitions, and international operations experience, all of which enhance our Board’s understanding of various financial aspects of the Company’s business.

Jay C. Bisgard, M.D.	III; 2015

Dr. Bisgard, 69, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc., a publicly traded airline operator, from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, a provider of telephone services, GTE, a provider of telephone services, and ARCO, an oil company. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.

Dr. Bisgard’s specific skills, experience, and qualifications to serve as a director of the Company include his over thirty years experience in the healthcare industry in both the private and public sectors, including serving as a director of a number of companies as well as serving as Deputy Assistant Secretary of Defense (Health Affairs). Dr. Bisgard is certified in aerospace medicine, and his primary interests have been in health policy and resource management. We believe his extensive career in the

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information and Specific Skills, Experience and Qualifications

healthcare industry as well as his interests in health policy and resource management provides critical insight to our Board on both the historical and current trends within the healthcare industry.

Mary Jane England, M.D.	III; 2015

Dr. England, 73, has been a director of the Company since September 2004. Dr. England served as President of Regis College in Weston, Massachusetts from 2001 through 2011. From 1990 to 2001, she served as President of the Washington Business Group on Health. Prior to 1990, she served as Vice President of Prudential Insurance Co., a global insurance provider, Associate Dean at the John F. Kennedy School of Government at Harvard, Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts. She serves on the board of directors of NSF International.

Dr. England’s specific skills, experience, and qualifications to serve as a director of the Company include her significant experience in the healthcare industry. For over ten years, Dr. England served as the President of the Washington Business Group on Health, which is a non-profit devoted to representing the interest of large employers on national health policy issues. Additionally, Dr. England serves on the board of directors of NSF International, which is a non-profit involved in standards development, product certification, education and risk management for public health and safety. We believe Dr. England’s experience at the Washington Business Group on Health, as well as in other positions provide our Board with unique insight on how the interests of companies within the healthcare industry are effectively represented.

John A. Wickens	III; 2015	Mr. Wickens, 55, has been a director of the Company since February 2007. He served as National Health Plan President of UnitedHealth Group from January 2004 to February 2006 and South Division President from September 2001 to December 2003. Prior to that time, he served in various capacities at UnitedHealth Group beginning in 1995. Mr. Wickens currently serves on the boards of directors of U.S.A. Track & Field Foundation and UnitedHealthcare Children’s Foundation.

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information and Specific Skills, Experience and Qualifications

Mr. Wickens’ specific skills, experience, and qualifications to serve as a director of the Company include his varied leadership roles at UnitedHealth Group, a diversified health and well-being company. We believe Mr. Wickens’ recent experience at UnitedHealth Group gives our Board insight in how other companies within the healthcare industry both manage and respond to the numerous challenges faced in the current economic and political climate.

William D. Novelli	III; 2015

Mr. Novelli, 70, has been a director of the Company since August 2009. He has served as a professor at the McDonough School of Business at Georgetown University since August 2009. From 2001 to 2009, he served as the Chief Executive Officer of AARP, a nonprofit organization that helps people over age fifty improve their lives. Mr. Novelli currently serves on the board of directors of Campaign for Tobacco-Free Kids.

Mr. Novelli’s specific skills, experience, and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Chief Executive Officer of AARP, as mentioned above. Additionally, Mr. Novelli’s current leadership as chairman of the board of directors of the Campaign for Tobacco-Free Kids, a leader in fighting to reduce tobacco use and its consequences in the world, enhances our Board’s own understanding of how other organizations promote improved health and wellness, which is the core of the Company’s business.

The following six persons currently are members of the Board and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications, and experience of each of our directors.

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information

William C. O’Neil, Jr.	I; 2013

Mr. O’Neil, 77, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a director of Advocat, Inc., a publicly traded company that provides long-term care to nursing home patients, where he serves as Chair of the Audit Committee and is a member of the Compensation Committee.

Mr. O’Neil’s specific skills, experience, and qualifications to serve as a director of the Company include his nearly ten years of leadership experience at ClinTrials Research, Inc., a global provider of preclinical and clinical research services to pharmaceutical, biotechnology and medical device clients. Additionally Mr. O’Neil’s service on a number of boards in the healthcare industry coupled with various other leadership roles he has held in the industry lends specific insight to our Board.

Ben R. Leedle, Jr.	I; 2013

Mr. Leedle, 51, has served as director of the Company since August 2003, as Chief Executive Officer of the Company since September 2003, and as President of the Company from May 2002 through October 2008 and April 2011 through present. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

Mr. Leedle’s specific skills, experience, and qualifications to serve as a director of the Company include his nearly fifteen years of senior leadership experience at the Company. During this time Mr. Leedle has effectively led the Company through significant growth as well as managed the Company in the current economic environment. Additionally, Mr. Leedle has developed and overseen a talented group of senior executives. Given his extensive leadership experience and institutional knowledge of the Company we believe Mr. Leedle should serve as a director of the Company.

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information

Alison Taunton-Rigby, Ph. D.	I; 2013

Dr. Taunton-Rigby, 67, has been a director of the Company since November 2005. From 2003 to 2010, Dr. Taunton-Rigby was the Chief Executive Officer of RiboNovix, Inc., a private biotechnology company. From 2001 to 2003, she served as the Chief Executive Officer of CMT, Inc., a private medical device company. From 1996 to 2000, Dr. Taunton-Rigby served as the Chief Executive Officer of Aquila Biopharmaceuticals, Inc. (Cambridge Biotech Corporation), a publicly-traded biotechnology company. She serves on the boards of directors of Columbia Funds, ICI Mutual Insurance Company, and Abt Associates, where she serves as Chair of the Audit & Finance Committee. Dr. Taunton-Rigby also serves on the board of The Children’s Hospital, Boston. From 2004 to 2010, Dr. Taunton-Rigby served as a director on the board of Idera Pharmaceuticals, a publicly-traded biotechnology company.

Dr. Taunton-Rigby’s specific skills, experience, and qualifications to serve as a director of the Company include her position as Chief Executive Officer of a number of publicly traded healthcare companies and over 25 years of senior executive experience in the biotechnology industry. Dr. Taunton-Rigby also has significant experience on the boards of a variety of companies in the healthcare industry. We believe Dr. Taunton-Rigby’s entrepreneurial and leadership experience in the biotechnology industry coupled with her board experience at other healthcare companies and in the investment industry allows her to provide insight to our Board on the perspectives of other areas within the healthcare industry.

John W. Ballantine	II; 2014	Mr. Ballantine, 66, has been Chairman of the Company since May 2011 and a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation, a bank holding company, from 1996 until 1998. He serves as a director of DWS Funds, where he is Chairman of the Equity Oversight Committee, and Portland General Electric, a publicly traded electric service provider, where he serves on the Compensation Committee and is Chairman of the Finance Committee. Mr. Ballantine also currently serves as a member of the Executive Network advisory board of Glencoe Capital, a private equity firm.

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information

Mr. Ballantine’s specific skills, experience, and qualifications to serve as a director of the Company include his leadership as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation, in addition to his board leadership roles at a number of companies including Glencoe Capital, a private equity firm, and DWS Funds, an asset management firm. We believe Mr. Ballantine’s experience at these firms enhances the Board’s understanding of the perspective of institutional investors.

Thomas G. Cigarran	II; 2014	Mr. Cigarran, 70, a founder of Healthways, has served as Chairman Emeritus of the Company since May 2011 and as a director since 1981. Mr. Cigarran served as Chairman of the Company from August 1988 through May 2011 and CEO of the Company from August 1988 to September 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also serves on the Board of Directors of AmSurg Corp., a publicly traded company that focuses on the development, management and operation of outpatient surgery centers, where he served as CEO from 1993 to 1997 and as Chairman from 1992 to 2009. He has also served as a director of a number of public and private healthcare and non-healthcare companies.

Mr. Cigarran’s specific skills, experience, and qualifications to serve as a director of the Company include his extensive healthcare and general business experience and his historical knowledge of the Company. We believe Mr. Cigarran’s broad business leadership experience and historical knowledge of the Company provides our Board with invaluable executive management and strategic perspectives.

C. Warren Neel, Ph. D.	II; 2014	Dr. Neel, 73, has been a director of the Company since October 1991. Dr. Neel is currently Executive Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003. He served as Dean of the College of Business

Name of Director	Class of Director; Annual Meeting at Which Term Will Expire	Background Information

Administration at The University of Tennessee in Knoxville from 1977 to 2002. Dr. Neel is also a director of Saks, Inc., a publicly traded retailer of fashion apparel, shoes, accessories, jewelry, cosmetics and gifts, where he serves as Chair of the Audit Committee and as a member of the Governance Committee.

Dr. Neel’s specific skills, experience, and qualifications to serve as a director of the Company include his significant leadership experience in business. As Commissioner of Finance and Administration for the State of Tennessee, Dr. Neel served as the governor’s Chief Financial Officer managing a budget of over $20 billion. In his current position, Dr. Neel helped establish the Center for Corporate Governance at The University of Tennessee. Additionally, Dr. Neel’s academic research has been published in a variety of journals. Because of Dr. Neel’s strong business acumen and leadership in a variety of roles, we believe he enhances our Board’s understanding of complex financial data and management.

Executive Compensation

Compensation Discussion and Analysis

This section explains the compensation of our Named Executive Officers for 2011, who were:

Name	Position

Ben R. Leedle, Jr.	President and Chief Executive Officer
Alfred Lumsdaine	Vice President, Chief Financial Officer
Matthew E. Kelliher	President - International
James W. Elrod	Vice President, General Counsel
Thomas F. Cox	Vice President, Chief Operating Officer
Stefen F. Brueckner	Senior Advisor

At the end of 2011 and in early 2012, there were a number of personnel changes to our Named Executive Officers. Mr. Kelliher left the Company effective December 31, 2011. His separation was treated as a termination without cause under his employment agreement, and he qualified for early retirement under the Company’s long-term incentive and capital accumulation plans. The Board selected Peter Choueiri to succeed Mr. Kelliher as President, Healthways International effective January 1, 2012. Mr. Elrod resigned from the Company effective February 24, 2012. Mr. Brueckner transitioned from his role of President and Chief Operating Officer to the role of Senior Advisor to the Chief Executive Officer effective April 1, 2011. Mr. Brueckner subsequently left the Company effective December 31, 2011.

Executive Summary. As the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being while reducing overall healthcare costs, Healthways is committed to making the world a healthier place, one person at a time. In pursuit of that mission, the Company seeks to attract, retain and motivate a team of talented, committed executives by providing an executive compensation program that rewards performance and aligns executive interests with those of its stockholders.

At the 2011 Annual Meeting of Stockholders, the Company’s stockholders overwhelmingly approved the Company’s compensation policies and practices for 2010 through an advisory “say on pay” vote. Of the 25,848,508 votes that were cast, 24,949,597, or approximately 97%, were in favor of approval. The Compensation Committee (the “Committee”) and the Company viewed these results as a strong indication that the Company’s stockholders support the compensation policies and practices of the Company. In light of this vote, the Committee and the Company did not make any material changes to the Company’s compensation programs and policies in 2011.

Similarly, approximately 78% of the Company’s stockholders who cast an advisory vote at the 2011 Annual Meeting of Stockholders regarding the frequency of future “say on pay” proposals by the Company voted in favor of having an annual “say on pay” vote, despite the Board of Directors’ recommendation that “say on pay” proposals should be voted upon every three years. Notwithstanding the advisory nature of this “say when on pay” stockholder vote, and the fact that a significant number (approximately 21%) of the Company’s stockholders voted in favor of a three-year policy, the Company accepted the vote of the majority of its stockholders and is planning to submit the Company’s executive compensation policies and practices for a non-binding advisory vote each year. This year’s “say on pay” proposal is Proposal No. 2 in this Proxy Statement.

Under the direction of the Compensation Committee of the Board, the key components of Healthways’ compensation program reflects the following:

•	Pay for performance philosophy

•	Competitive base salaries designed to attract and retain the high quality executives needed to lead our complex business

•	Mix of short- and long-term compensation for a balanced approach to compensation

•

Annual incentive metrics for short-term incentive plan designed to motivate and reward executive achievement of annual financial and operational performance targets set in conjunction with the annual business planning process

•

Long-term incentives consisting of stock options, restricted stock units and performance-based cash awards that are designed to provide a balance between share price appreciation and long-term operational needs, motivate and reward executive achievement of longer-term financial targets in support of long-term strategic plans, incentivize superior stockholder returns over the long term by offering executives the opportunity to benefit from stock appreciation through stock ownership, and align executive interests with those of our stockholders

•	Change of Control agreements with no more than two times base salary

•	Compensation risk assessment

•	Share retention requirements for executives

•	Limited perquisites

On an annual basis, the Committee defines performance targets for both the short- and long-term incentive awards. Following the end of the year, the Committee assesses executive compensation relative to the Company’s financial performance and annual budget, as well as competitive market trends.

The Committee believes that performance-based pay is key to our ability to achieve our financial objectives and meet the expectations of our stockholders. As such, a majority of the total target compensation set for the Named Executive Officers at the beginning of the year (excluding benefits and perquisites) is at risk. At risk compensation is performance-based and includes both the annual short-term incentive plan and the long-term incentive plan which consists of stock options, restricted stock units, and performance-based cash incentives. Approximately 82% of Mr. Leedle’s total target compensation was at risk for 2011. Although the percentage for other Named Executive Officers varied by officer, at least 70% of each officer’s total target compensation was at risk for 2011, with the exception of Mr. Brueckner who was only eligible for base salary in 2011 and thus had no compensation at risk for 2011.

Following are the key compensation-related decisions made for 2011:

•

Base Salary: The Committee adhered to the same base salary structure as for 2010. In accordance with our pay-for-performance philosophy and focus on long-term incentives, there were no increases to base salary for any executive officer who held the same position in 2011 as in 2010. The two executive officers who were promoted in 2011, Mr. Cox and Mr. Lumsdaine, received base salary increases in 2011 commensurate with their promotions to Vice President, Chief Operating Officer and Vice President, Chief Financial Officer, respectively. Mr. Brueckner was not eligible for a base salary increase in 2011.

•

Short-Term Incentives: The Committee adhered to the same short-term incentive target methodology and design as for 2010. As a result, short-term incentive targets, which are further described starting on page 28, did not change between 2010 and 2011 for any executive officer who held the same position during that time as the Committee believed such incentive targets were market competitive, established the appropriate level of annual pay at risk, and were appropriate to driving the achievement of annual performance goals. In alignment with their promotions, Mr. Cox and Mr. Lumsdaine received an increase to their short-term incentive targets for 2011. Mr. Brueckner was not eligible for a short-term incentive award for 2011.

The short-term incentive award is not funded until pre-determined EPS targets are achieved. Based on actual domestic earnings per share (“EPS”) of $0.98 excluding restructuring and impairment charges (or a loss of $4.52 per share inclusive of these charges), which did not meet the required financial targets for 2011, there was no funding for the short-term incentive award, and no payments were made.

•

Long-Term Incentives: The long-term incentive plan consists of stock options, restricted stock units and performance-based cash awards. The targets for the long-term incentive plan, which are further described starting on page 28, remained the same for any executive officer who held the same position from 2010 to 2011. In alignment with their promotions, Mr. Cox and Mr. Lumsdaine received an increase to their long-term incentive targets for 2011. Mr. Brueckner was not eligible for the long-term incentive for 2011. The 2011 vehicle mix varied for each executive officer based on the circumstances of his most recent long-term incentive award, as described starting on page 28.

The Committee believes the plan components and targets provide a competitive balance of vehicles designed to align executive interests with stockholder interests, drive the achievement of performance goals and long-term financial success of the Company, establish a high level of pay at risk, and achieve specific objectives, as described on page 29, related to share price appreciation, minimizing stockholder dilution, increasing retention of high-performing executives, and aligning executive awards with the Company’s financial goals.

Based on the Company’s EPS for 2011, there was no funding for the 2011 performance year for the performance-based cash plan.

To enhance retention incentives and further align CEO compensation with stockholder value, the Committee granted Mr. Leedle a discretionary performance award under the 2007 Plan of 500,000 shares, which consisted of 365,000 options issued in November 2011 and 135,000 options issued in February 2012, as further described on pages 29 and 30.

•

Other Compensation: There were no significant changes to the overall benefit plan offering in 2011. With the exception of a nonqualified deferred compensation plan (the “Capital Accumulation Plan” or “CAP”), generally available to all officers, there are no other special pension, health or death benefits available to executive officers, consistent with prior years.

The Committee believes the executive compensation program is performance-based, competitive, clear in its design and objectives, and that it meets the needs of the Company and stockholders by rewarding executive officers when the Company achieves financial success. As discussed in further detail throughout the Compensation Discussion and Analysis, and based on Company performance in 2011, the Committee believes 2011 executive compensation was reasonable and appropriate.

Role of Compensation Committee. The Compensation Committee of our Board sets and administers the policies that govern compensation of our executive officers, including:

•

Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value. Only independent directors serve on the Committee.

Compensation Philosophy. The Committee reviews its compensation philosophy periodically and at least on an annual basis. The Committee has determined that the best course of action at this time is to align compensation with the unique talent and business needs of the Company, without encouraging excessive or unnecessary risk-taking. We believe this is best accomplished through the following objectives:

•

To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual and corporate performance;

•

To closely align the interests of executives with those of stockholders and the long-term interests of the Company through a significant share of total compensation based on long-term incentives, including both equity and operational performance-based cash plans; and

•

To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget in a quality and sustainable manner – only if our publicly disclosed financial expectations are attained.

We use the following compensation vehicles to meet these objectives:

•	Base salaries;

•	Short-term incentives, based upon achieving clearly defined financial targets, where the award is not funded until financial targets are achieved; and

•

Long-term incentives where stock options and restricted stock units are the equity vehicles used along with performance-based cash awards based upon the achievement of our financial performance and/or business goals. In order to focus our executives on the long-term sustainable performance of the business, a significant share of our compensation plans are focused on long-term incentives.

The Committee reviews annually our executive compensation policies in light of our financial performance and annual budget, as well as competitive market trends. The compensation of individual executives is then reviewed annually by the Committee in light of each executive’s performance and the Committee’s executive compensation policies for that year. The Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success.

The Committee believes that as a result of our balance of short- and long-term incentives, our use of different types of equity compensation awards that provide a balance of incentives and our stock ownership guidelines, that our compensation programs, including our executive compensation program, do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.

Overview of Compensation Process. The Committee annually reviews the compensation of the CEO, the other executive officers and the direct reports to the CEO to ensure they are rewarded appropriately for their contributions to the Company. The Committee conducts this review and compensation determination through a comprehensive process involving a series of meetings typically occurring in the last quarter of the preceding year and the first quarter of the current year.

Compensation Benchmarking Process. With respect to annual salary and the various short-term and long-term incentive awards available to the Named Executive Officers, the Committee considers the Company’s overall performance and the executives’ performance in determining the level of compensation to be awarded. In addition, as part of the executive compensation process, the Committee reviews the Named Executive Officers’ compensation in conjunction with external references to ensure that the level of compensation is appropriate. These external comparisons only provide a point of reference as the Committee does not use specific formulas to determine compensation levels reflecting the responsibilities of a particular officer position. The external references include commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the “Survey Reports”).

The Survey Reports cover a significant number of companies over a broad range of industries. For purposes of the Committee’s review, management provides information that combines and reflects market data from the Survey Reports. The Committee believes that the size of the business and scope of the executive officer’s responsibility are the most important external factors for analyzing compensation for executive officers. In establishing appropriate compensation targets for our executives, the Committee correlates business revenue and compensation across various industries to compare executives with responsibilities of similar size and scope.

Role of External Consultants. As the compensation program was updated during 2009 with the assistance of Hewitt, a leading compensation consulting firm, the Committee chose to generally adhere to the guidance presented at that time and did not work with an external compensation consultant in 2011. During the latter portion of 2011, the Committee chose to engage an independent executive compensation consultant and issued a Request for Proposal to a number of external consultants. In January 2012, the Committee selected Total Rewards Strategies to provide independent consulting support during 2012.

Role of Management. As part of the compensation process, the Committee solicits the views and recommendations of our CEO when determining the compensation as well as the targets for performance-based compensation of each of our Named Executive Officers, given his insight into their key contributions and performance. The CEO summarizes his assessment of the performance for the previous year of each of his direct reports, including each of the Named Executive Officers, based on the established performance objectives that were previously approved by the Committee for that year. The CEO also provides his recommendations on any compensation adjustments for each of his direct reports, including each of the Named Executive Officers. Following the CEO’s presentation, the Committee meets to review and discuss the performance of each Named Executive Officer and recommend to the independent directors any compensation adjustments for each of the Named Executive Officers, based on such factors as the competitive compensation analysis, the CEO’s and the Committee’s assessment of individual performance in light of the pre-approved performance objectives, and the Company’s performance.

Chief Executive Officer Compensation Determination. The process for determining any compensation adjustments for the CEO is similar to the process described above for our other Named Executive Officers, except that the CEO does not provide the Committee with a recommendation. The CEO presents a self-assessment of his performance during the year to the Committee based on the performance objectives previously approved by the Committee. During the first quarter of each year, the Committee meets in executive session to review the CEO’s performance for the previous year and discuss and recommend to the independent directors any compensation adjustment based on the competitive compensation analysis, its assessment of the CEO’s performance in light of the pre-approved performance objectives, the Company’s performance, and the level of CEO compensation relative to our other Named Executive Officers.

Compensation Decisions for 2011. In determining the compensation for the Named Executive Officers for 2011, the Committee utilized the same executive compensation structure used in 2010 as a guideline, together with its own assessment of (i) the performance, responsibilities, expectations and contribution of each Named Executive Officer with the assistance of management as described above, (ii) the competitiveness of the Company’s executive compensation and (iii) overall Company performance. In general, and based on the methodology described in the “Compensation Benchmarking Process” section, the Committee believes compensation levels for Named Executive Officers are market competitive. The specific analysis regarding the components of total executive compensation for 2011 is described in detail below.

Base Salary. As discussed above, each year the Committee reviews and approves a revised annual salary plan for our Named Executive Officers, taking into account several factors, including prior year salary, responsibilities, performance against the individual objectives previously approved by the Committee, salaries paid by comparable companies for comparable positions, internal pay equity within the Company’s overall pay scale and the Company’s recent financial performance. In determining whether an increase in base compensation for the Named Executive Officers (other than the CEO) was appropriate for 2011, the Committee reviewed recommendations of and consulted with the CEO. The Committee determined on the basis of discussions with the CEO and the experience of its members in business generally, and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration the factors discussed above. Taking all of these factors into account, the Committee approved and recommended to the independent directors that there would be no base salary increases for any of the Named Executive Officers who held the same position in 2011 as in 2010, as illustrated below. This decision was primarily driven by the Company’s performance, as well as the Committee’s belief that current base salaries are competitive based on the results of the Compensation Benchmarking Process discussed earlier.

Name	2011 Base Salary	2010 Base Salary	Percentage Increase

Ben R. Leedle, Jr.	$712,400	$712,400	0.0%
Alfred Lumsdaine (1)	325,000	282,187	15.2%
Matthew E. Kelliher	366,950	366,950	0.0%
James W. Elrod (2)	375,000	N/A	0.0%
Thomas F. Cox (3)	425,000	330,000	28.8%
Stefen F. Brueckner (4)	475,000	475,000	0.0%

(1)	Mr. Lumsdaine received a base salary increase related to his promotion to Vice President, Chief Financial Officer.
(2)	Mr. Elrod was hired in February 2011.
(3)	Mr. Cox received a base salary increase related to his promotion to Vice President, Chief Operating Officer.
(4)	Mr. Brueckner was not eligible for a base salary increase in 2011.

Annual Cash Incentive Compensation. Short-term incentive awards are offered to the Named Executive Officers to align their annual compensation with the Company’s financial objectives for the current year.

The 2011 short-term incentive award was structured as a “self-funded” award in that, upon achievement of a minimum level of EPS for our domestic business (“Domestic EPS”), a portion of incremental earnings went toward funding the short-term incentive pool. For 2011, our Named Executive Officers were eligible to begin earning a short-term incentive award once Domestic EPS exceeded our targeted Domestic EPS of $1.03. Based on actual Domestic EPS of $0.98 excluding restructuring and impairment charges (or a loss of $4.52 per share inclusive of these charges), there was no funding of the short-term incentive pool for 2011. The Committee chose Domestic EPS as the performance measure because it believes there is a strong correlation between Domestic EPS growth and growth in stockholder value. The Committee determined at the time it established the 2011 short-term incentive award to exclude the impact of the Company’s international operations on the short-term incentive targets for domestic employees, as the international employees participate in a short-term incentive award that is based solely upon performance of our international operations.

The short-term incentive award targets were generally consistent with those used in 2010, as indicated below. The Committee believes the targets are market competitive based on the Compensation Benchmarking Process discussed earlier and that they establish the appropriate level of annual pay at risk and drive the achievement of annual performance goals. In the event that the Company substantially exceeded its performance objectives, the Named Executive Officers could receive awards in excess of such amounts. Based on the Company’s Domestic EPS for 2011, there was no funding for the 2011 short-term incentive award, and no payments were made to the Named Executive Officers, as indicated below.

Name	2011 Short-Term Incentive Target as a % of Base Salary		2011 Short-Term Incentive Payment as a % of Base Salary	2011 Short-Term Incentive Payment
Ben R. Leedle, Jr.	70%		0%	$0
Alfred Lumsdaine	50%		0%	0
Matthew E. Kelliher	0	% (1)	0%	0
James W. Elrod	50%		0%	0
Thomas F. Cox	55%		0%	0
Stefen F. Brueckner	0	% (2)	0%	0

(1)	Mr. Kelliher was not eligible for the short-term incentive plan as a result of his 2010 Performance Award as described starting on page 31.
(2)	Mr. Brueckner was not eligible for the short-term incentive plan in 2011.

Long-Term Incentive Compensation. As described above, one of our key compensation objectives is to provide long-term incentive compensation to strengthen and align the interests of our Named Executive Officers with the interests of our stockholders. To meet this objective, the Committee determined that long-term incentive compensation for 2011 for our Named Executive Officers should utilize a combination of stock options, restricted stock units and performance-based cash awards as indicated below. The exception to the following vehicle mix is that those Named Executive Officers who received a retention-based, discretionary award in 2010 (which included Mr. Lumsdaine and Mr. Cox) were not eligible for an equity-based award in 2011 and received 100% of their annual award in the form of performance cash. In addition, Mr. Kelliher did not receive an equity or performance-based cash award as a result of his 2010 Performance Award, as described starting on page 31. Mr. Brueckner was not eligible for long-term incentives in 2011.

Vehicle	Objective	Approximate Percentage of Long-Term Incentive Compensation

Stock options	Promote share price appreciation	25%

Restricted stock units	Increase executive retention, promote share price appreciation, and minimize stockholder dilution	25%

Performance-based cash awards	Align executive awards with the Company’s financial goals	50%

The Committee believes that our long-term incentive compensation program is a key component of our retention strategy and is integral to our ability to achieve our performance goals. The Committee also believes this mix of long-term compensation will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.

Long-term incentive awards are generally granted to eligible employees, including our Named Executive Officers, on an annual basis. These awards are typically made during the first quarter after the Committee has had the opportunity to review the full year results for the prior year and review the budgeted performance for the current year. In 2011, the annual long-term incentive award was granted on February 28, 2011. Awards are granted on the date of the Committee’s approval. The exercise price of stock options is equal to the fair market value of the Company’s Common Stock on the date of the grant, except for the performance award granted to Mr. Leedle in which the exercise price was approximately 42% above the Company’s closing stock price on the grant date, as further described below. The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

The aggregate grant date fair value of long-term incentive awards, which included a mix of stock option awards, restricted stock units and performance-based cash awards, for the Named Executive Officers for 2011 had a target award level of 375% of base salary for Mr. Leedle, 180% of base salary for Mr. Lumsdaine, 180% of base salary for Mr. Elrod and 200% of base salary for Mr. Cox. Mr. Kelliher did not receive an equity or performance-based cash award as a result of his 2010 Performance Award, as described starting on page 31. Mr. Brueckner was not eligible for long-term incentives in 2011. The long-term incentive award targets for each of the Named Executive Officers as a percentage of base salary were consistent with the long-term incentive guidelines previously approved by the Committee and in accordance with competitive market practices based on the Compensation Benchmarking Process discussed earlier. The Committee believes the long-term incentive components and targets provide a competitive balance of vehicles designed to align executive interests with stockholder interests, drive the achievement of performance goals and long-term financial success of the Company, establish a high level of pay at risk, and achieve specific objectives, as described above.

Equity Awards. On February 28, 2011, nonqualified options for the purchase of the Company’s Common Stock and restricted stock units of the Company’s Common Stock were approved by the Committee and granted to our Named Executive Officers pursuant to the 2007 Stock Incentive Plan, as amended (the “2007 Plan”).

In addition to the equity awards granted in accordance with the guidelines indicated above, the Committee granted Mr. Leedle a discretionary performance award under the 2007 Plan of 500,000 shares, which consisted of 365,000 options issued in November 2011 and 135,000 options issued in February 2012. The award was granted in two segments due to restrictions on the number of performance awards that can be granted to an individual in one year under the 2007 Plan. The purpose of the award was to align Mr. Leedle’s long-term interests with those of stockholders and to enhance retention incentives. To further the performance nature of the award, the shares were issued at an exercise price of $9.96, which was approximately 42% and 33% above the closing stock price of $7.01 and $7.47 on the November 2011 and February 2012 grant dates, respectively. The exercise price was consistent with the exercise price of a retention-based discretionary award granted to key employees in December 2010, in which Mr. Leedle did not participate.

For the reasons noted above, Mr. Lumsdaine, Mr. Kelliher, Mr. Cox and Mr. Brueckner did not receive an equity grant in 2011. Following are the equity awards granted to the Named Executive Officers in 2011:

Name	Number of Nonqualified Stock Options Subject to Time-Based Vesting		Exercise Price (1)	Number of Restricted Stock Units Subject To Time-Based Vesting

Ben R. Leedle, Jr.	84,436		$13.97	47,808
	365,000	(2)	$9.96	—
Alfred Lumsdaine	—		—	—
Matthew E. Kelliher	—		—	—
James W. Elrod(3)	37,500		$14.92	12,500
Thomas F. Cox	—		—	—
Stefen F. Brueckner	—		—	—

(1)	The exercise price per share (except as otherwise noted) is equal to the fair market value of the Company’s Common Stock on the date of the grant.
(2)	Performance award granted by the Board as a discretionary retention grant. Exercise price is approximately 42% above the Company’s closing stock price on the grant date.
(3)	Equity granted in accordance with Mr. Elrod’s offer of employment

The nonqualified stock options and restricted stock units are subject to the terms of the 2007 Plan and the individual award agreements. The Committee believes equity grants should be reflective of the long-term strategy of the Company and of market practices. To achieve this objective, a four-year graded vesting schedule was put in place for each equity award. Specifically, with the exception of the performance award granted to Mr. Leedle, each option vests 25% per year on each anniversary of the grant date, has a ten-year term, and has an exercise price equal to the fair market value of our Common Stock at the time of the grant, as determined by the closing price of our Common Stock on the NASDAQ on the grant date. The performance award granted to Mr. Leedle in 2011 vests 30% on the second anniversary of the grant date, 30% on the fourth anniversary of the grant date, and 40% on the sixth anniversary of the grant date, and has an exercise price approximately 42% above the fair market value of the Company’s Common Stock at the time of the grant.

Each restricted stock unit vests 25% per year on each anniversary of the grant date. Generally, all equity awards granted to Named Executive Officers fully vest in the event of a change in control, death, disability or early or normal retirement (each as defined in the 2007 Plan). In addition, as provided in the employment agreements of our Named Executive Officers (other than Mr. Kelliher), in the event of a termination without cause or resignation by the executive for good reason (as defined in the employment agreements), the equity awards would accelerate and fully vest. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 46 of this Proxy Statement.

Prospective Performance Cash Awards. To further align Named Executive Officers’ compensation with long-term stockholder interests, the long-term incentive plan provides for a prospective performance cash award under the 2007 Plan, which is a cash-based grant with three, forward-looking one-year performance periods.

Each one-year period provides the recipient with the opportunity to earn up to one-third of the total amount granted, provided that certain EPS performance metrics pre-approved by the Committee are achieved. In the event that the Company exceeds its performance metrics, the Named Executive Officers could receive awards in excess of such amounts. As part of the Company’s retention strategy, awards earned by the grantee do not vest until the third anniversary of the grant date, and actual payment of each plan year’s award is not made until the end of the three-year period based on the cumulative achievement of each one-year period.

For the third year of the 2009 grant, the second year of the 2010 grant and the first year of the 2011 grant, the performance metrics required for 100% funding were 2011 Domestic EPS of $1.12, $1.12 and $1.03, respectively. Based on 2011 Domestic EPS of $0.98 excluding restructuring and impairment charges (or a loss of $4.52 per share inclusive of those charges), there was no funding for the 2011 performance period. Based on plan provisions and Company achievement, the following awards were granted and earned during 2011:

Prospective Performance Cash

Name	2011 Grant	2009 Year Three Performance Period Award Earned	2010 Year Two Performance Period Award Earned	2011 Year One Performance Period Award Earned
Ben R. Leedle, Jr.	$1,335,750	$0	$0	$0
Alfred Lumsdaine	292,500	0	0	0
Matthew E. Kelliher	0	0	0	0
James W. Elrod	337,500	0	0	0
Thomas F. Cox	425,000	0	0	0
Stefen F. Brueckner(1)	0	0	0	0

(1)	Mr. Kelliher and Mr. Brueckner were not eligible for a prospective performance cash award in 2011.

Retrospective Performance Cash Awards. Following the work completed by Hewitt in 2009, the Committee determined that a prospective performance cash award (as discussed above), would better align the interests of our Named Executive Officers with those of our stockholders based on the achievement of objectives set forth at the beginning of each plan year. As such, in 2009 the Committee elected to replace the retrospective performance cash award, which was established in 2005 to supplement long-term equity incentive awards and was based on the Company’s EPS growth (excluding the impact of the long-term incentive awards) over a three-year look-back period, with the prospective performance cash award. A two-year sunset period was established for the retrospective performance cash award to recognize the period of time that would transpire before the prospective cash award reflected three years of performance. As such, 2010 was the final year of the retrospective performance cash program.

Long-Term Performance Award for Mr. Kelliher. As previously noted, Mr. Kelliher left the Company as of December 31, 2011. The separation was treated as a termination without cause under his employment agreement, and he qualified for early retirement under the Company’s long-term incentive and capital accumulation plans. The following information is provided for context related to the Summary Compensation Table on page 37.

The Committee believes the Company’s international business represents a substantial growth opportunity for the Company. To properly align and incentivize Mr. Kelliher to develop the Company’s international business operations in a profitable manner, on September 29, 2006, the Company granted a long-term performance award to Mr. Kelliher (the “2006 Performance Award”) under the Company’s 1996 Stock Incentive Plan, as amended. The 2006 Performance Award provided Mr. Kelliher a cash-based incentive to develop the Company’s international business operations by entering into signed contracts with respect to foreign countries (“Signed Contracts”) during the four-year period beginning on September 1, 2006 and ending on August 31, 2010. The amount that Mr. Kelliher was eligible to earn under the 2006 Performance Award while employed as head of the Company’s international operations depended on (1) Signed Contracts entered into with respect to new foreign countries, (2) the Company’s net revenue derived from Signed Contracts, (3) the achievement of adjusted operating margins in excess of targeted levels derived from Signed Contracts, and (4) the expansion of the Company’s international commercial relationships. Mr. Kelliher was eligible to earn a bonus with respect to each year within the four-year period. The maximum amount that Mr. Kelliher was eligible to earn during any year within the four-year performance period was $1,000,000. This was in addition to other long-term incentives he received for being an executive officer.

As consideration for the 2006 Performance Award, Mr. Kelliher extended his non-competition and non-solicitation obligations to the Company from one to two years following a termination of employment with the Company. Mr. Kelliher also agreed that otherwise earned and vested amounts under the 2006 Performance Award will not be payable if Mr. Kelliher materially breaches any of these obligations.

Upon expiration of the 2006 Performance Award, the Company granted a second long-term performance award to Mr. Kelliher (the “2010 Performance Award”) effective September 1, 2010 under the 2007 Plan. As consideration for the 2010 Performance Award, Mr. Kelliher reaffirmed his two-year non-competition and non-solicitation obligations to the Company upon termination from employment with the Company. Mr. Kelliher also agreed that (1) otherwise earned and vested amounts under the 2010 Performance Award would not be payable if the Company terminated Mr. Kelliher’s employment for just cause as defined by his employment agreement or if Mr. Kelliher voluntarily terminated his employment with the Company; (2) he would no longer be eligible to participate in any other Company domestic short-term or long-term incentive awards set forth in his employment agreement; and (3) he would no longer be eligible for severance should the Company not renew his employment agreement beyond December 31, 2012.

The 2010 Performance Award provided Mr. Kelliher a cash-based incentive to develop the Company’s international business operations during the period beginning on September 1, 2010 and ending on December 31, 2012. The amount that Mr. Kelliher earned under the 2010 Performance Award while employed as head of the Company’s international operations depended on (1) Signed Contracts, (2) expanded or extended contracts with respect to existing Company customers in foreign countries (“Expanded Contracts” and “Extended Contracts”), and (3) the Company’s net revenue derived from Signed, Expanded or Extended Contracts (collectively the “Contract Bonuses”). Mr. Kelliher was eligible to earn a growth award while employed as head of the Company’s international business based on the Company’s international business’ projected 2013 revenue, as determined by the Company’s CEO as provided in the agreement (the “Growth Award”). Mr. Kelliher was also eligible to earn an Organizational Structure and Succession Planning bonus (the “OSSP Bonus”) while employed by the Company based on the submission by Mr. Kelliher and approval by the Company’s CEO of an executable succession plan no later than March 31, 2011. Based on these factors, Mr. Kelliher earned the OSSP Bonus in March 2011 (see vesting and payment terms below). The maximum amount that Mr. Kelliher could have earned during the term of the two-year performance period for the Contract Bonuses, the Growth Award and the OSSP Bonus was $5,000,000.

On November 2, 2011, the Compensation Committee approved a change to the 2010 Performance Award to address an inequity to Mr. Kelliher arising from the disparity between the form of contracts that the Company anticipated would become Signed Contracts under Mr. Kelliher’s award, and the higher margin license form of agreement that was executed with Caisse Nationale d’Assurance Maladie des Travailleurs Salari (“CNAMTS”). The change provided that Mr. Kelliher would receive a Growth Award, based on projected 2013 revenue of the Company’s international business determined in good faith by the CEO, which must meet or exceed a specific target threshold. The amendment provided that each dollar of revenue earned under the CNAMTS agreement would be doubled for purposes of determining the Growth Award. In addition, the 2013 revenue target levels were reduced.

Earned amounts for the Contract Bonuses vested upon the Company’s entering into a Signed, Expanded or Extended Contract and were eligible to be paid to Mr. Kelliher within 30 days of vesting. The Growth Award and the OSSP Bonus had a vesting date of December 31, 2012 based on continued eligible employment during the performance period and were eligible to be paid to Mr. Kelliher upon completion of the Company’s 2012 audited financial statements on a consolidated basis. However, the award provided for accelerated vesting if (1) Mr. Kelliher terminated employment due to disability, death, or an event that entitled him to severance benefits under his employment agreement, or (2) Mr. Kelliher remained an eligible employee on a Change in Control (as defined under the 2007 Plan) that would have a material adverse effect on the Company’s international business or a sale of the Company’s international business operations. The termination without cause of Mr. Kelliher’s employment agreement on December 31, 2011 triggered accelerated vesting of the Growth Award and a portion of the OSSP Bonus. Including the Growth Award, the OSSP Bonus, and Contract Bonuses, Mr. Kelliher earned a long-term performance award of $1,391,530 for 2011.

Stock Retention Guidelines. In May 2010, the Board amended the stock retention guidelines for officers. This was a result of an update to our broad-based compensation structure and to ensure continued alignment of officers’ interests with stockholders’ interests. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary equal to the amount of the long-term incentive award target aligned with their job (at least 3.75 times base salary for Mr. Leedle, 1.8 times base salary for Mr. Lumsdaine, Mr. Kelliher and Mr. Elrod, 2 times base salary for Mr. Cox, and 2.2 times Mr. Brueckner’s base salary through April 1, 2011). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all restricted stock units granted until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

Retirement Plans. The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as Named Executive Officers involves providing methods for those individuals to save for retirement. As part of the Retirement Savings Plan (the “401(k) Plan”), which is based on a calendar year, we have provided a matching contribution of 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary. The annual maximum participant voluntary salary contributions for calendar 2009, 2010, and 2011, as established by the Internal Revenue Service, was $16,500 during each year, plus a $5,500 “catch-up” contribution limit (only for those over 50 years old). Approximately 29% of the Company’s matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest after five years of service with the Company and are payable pursuant to the provisions of the 401(k) Plan.

Under the Capital Accumulation Plan, which is based on a calendar year, contributions are made to the CAP on behalf of certain employees and all of the Company’s officers, including the Named Executive Officers. Mr. Brueckner was not eligible to participate in the CAP after April 1, 2011. For calendar 2011, contributions made to eligible Named Executive Officers were based on (1) a percentage of the participant’s voluntary salary deferrals into the CAP and (2) performance against targeted Domestic EPS for 2011 pre-established by the Committee. For 2011, each participant was eligible to voluntarily defer up to 10% of base salary. The Company contribution related to the participant’s voluntary salary deferral was 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary; provided, however, that the Company’s aggregate matching contribution to the participant’s accounts under the CAP and the 401(k) Plan cannot exceed 52% of 6% of the participant’s base salary for the plan year.

With respect to the portion of the CAP contribution that is based on 2011 performance criteria established by the Committee, participants were eligible to receive a Company contribution of between 0% and 10% of base salary for calendar 2011, based on the Company’s actual Domestic EPS as compared to the Domestic EPS target for 2011. In 2009, the high end of the contribution was established at 13.5%, but was reduced to 10% in 2010 and 2011, which the Committee believes to be an appropriate competitive level for 2011. For 2011, the Domestic EPS target at which contributions began was set at $1.00 (excluding the impact of the short-term incentive pool, international operations and prospective performance cash). Based on 2011 Domestic EPS of $0.98 excluding restructuring and impairment charges (or a loss of $4.52 per share inclusive of these charges), there was no performance award under the Capital Accumulation Plan for 2011.

The Company’s contributions to the CAP vest equally over four years from the effective date of the contribution, and vested amounts are paid out upon the earliest of (1) one year following termination of employment, (2) one year following normal or early retirement, as defined in the 2007 Plan, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each CAP year by the employee, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year. The CAP is not funded and is carried as an unsecured obligation of the Company. Each of the Named Executive Officers participated in the Company’s CAP during 2011.

Severance and Change in Control Benefits. The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. The Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders. Although the Committee independently reviewed the potential severance and change in control payments in light of their reasonableness as part of negotiating the employment agreements with our Named Executive Officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation, as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. In connection with the employment agreements entered into with the Named Executive Officers in December 2008 (Mr. Leedle), March 2011 (Mr. Elrod), December 2008 (Mr. Kelliher), December 2010 (Mr. Lumsdaine and Mr. Cox), and October 2008 and March 2011 (Mr. Brueckner), the Committee assessed the reasonableness of the potential severance and change in control payments. For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2011, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 46 of this Proxy Statement.

Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to the Nashville, Tennessee area in order to assume their positions with the Company and has made tax gross up payments to such officers to cover income tax associated with such payments. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and life insurance.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1.0 million to the CEO, Chief Financial Officer or any of the other three most highly compensated Named Executive Officers serving at the end of the year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and approved by the Company’s stockholders. The Committee considered the impact of Section 162(m) in setting compensation for 2011 with the goal of providing for compensation that was deductible to the extent permitted while simultaneously providing compensation consistent with the Company’s philosophy. The Committee intends to structure performance-based compensation awarded in the future to Named Executive Officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for 2012. In evaluating how best to implement the Company’s compensation philosophy for 2012, the Committee reviewed with management the Company’s overall compensation strategy. The Committee believes the Company’s overall compensation levels are competitive. As a result, the Committee has not provided base salary increases to any Named Executive Officers in 2012 who had no change in responsibilities. For those Named Executive Officers who experienced an increase in responsibilities in 2012, which included Mr. Lumsdaine and Mr. Cox, base salary increases of 7.7% and 10%, respectively, were awarded. There were no changes to any of the Named Executive Officers’ individual short- or long-term incentive targets from the levels established in 2011. The Committee determined that a long-term incentive compensation strategy utilizing a mix of stock options, restricted stock units and performance-based cash compensation as part of the Company’s overall compensation strategy continues to be a key component of the Company’s ability to attract, retain and motivate executive officers. Based on share availability in the 2007 Plan, the Committee has authorized a mix whose value consists of approximately 25% stock options, 25% restricted stock units and 50% performance-based cash awards, for all eligible executive officers for the 2012 annual grant.

As previously discussed, the Committee has engaged an independent executive compensation consulting firm, Total Rewards Strategies, in 2012 to provide expert advice in all executive officer-related compensation matters.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

William D. Novelli, Chairman

Alison Taunton-Rigby, Ph.D.

Mary Jane England, M.D.

William C. O’Neil, Jr.

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee of the Board was composed of Drs. Bisgard and Neel through May 2011, Drs. England and Taunton-Rigby and Mr. Novelli for the entire year, and Mr. O’Neil from June 2011 through the end of the year. None of these persons has at any time been an officer or employee of the Company or any of the Company’s subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board or the Compensation Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding the compensation to the Chief Executive Officer, Chief Financial Officer, and four other most highly compensated executive officers (the “Named Executive Officers”).

The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for 2011, 2010 or 2009. As described under “Compensation Discussion and Analysis,” there was a short-term incentive award payment that would be characterized as “Non-Equity Incentive Plan Compensation” made to the Named Executive Officers in 2009 and 2010. There were no such payments made to the Named Executive Officers in 2011.

Based on the grant date fair value of equity incentives and the base salary of the Named Executive Officers, “Salary” accounted for approximately 36%, 24%, and 28% of the total compensation of the Named Executive Officers in 2011, 2010, and 2009, respectively; equity-based incentive compensation accounted for 43%, 33%, and 34% of total compensation in 2011, 2010, and 2009, respectively; and other compensation accounted for 21%, 43%, and 38% of total compensation in 2011, 2010, and 2009, respectively.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
			(1)	(2)	(3)		(4)
Ben R. Leedle, Jr.	2011	$712,400	$667,878	$1,905,223	$—		$39,157	(5)	$3,324,658
President and Chief Executive Officer	2010	$712,400	$212,918	$931,147	$1,196,352		$95,636	(5)	$3,148,453
	2009	$712,400	$621,587	$724,579	$961,694		$119,670	(5)	$3,139,930

Alfred Lumsdaine	2011	$323,353	$—	$—	$—		$11,947		$335,300
Vice President and Chief Financial Officer

Matthew E. Kelliher	2011	$366,950	$—	$—	$1,391,530	(6)	$15,868		$1,774,348
President, International	2010	$366,950	$52,635	$230,224	$876,092	(6)	$70,534	(7)	$1,596,435
	2009	$366,950	$180,608	$210,536	$630,042	(6)	$99,498	(7)	$1,487,634

James W. Elrod	2011	$310,096	$186,500	$316,789	$—		$11,220		$824,605
Vice President and General Counsel

Thomas F. Cox	2011	$421,346	$—	$—	$—		$15,315		$436,661
Vice President and Chief Operating Officer

Stefen F. Brueckner	2011	$475,000	$—	$—	$—		$14,097		$489,097
Senior Advisor	2010	$475,000	$83,283	$364,238	$466,762		$68,773		$1,458,056
	2009	$475,000	$—	$—	$426,699		$83,039		$984,738

(1)	Reflects the aggregate grant date fair value of stock awards granted during the respective period.
(2)	Reflects the aggregate grant date fair value of option awards granted during the respective period. For additional detail regarding the assumptions used in the calculation of these fair value amounts, see footnote 14 to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the Commission on March 14, 2012.
(3)	Non-equity incentive plan compensation includes prospective and retrospective performance cash awards, short-term incentive awards, and a long-term performance award (Mr. Kelliher only (see footnote 6 below)).

Based on Domestic EPS for 2011, the Named Executive Officers did not earn any performance cash awards or short-term incentive awards due to the Company not meeting or exceeding established targets. For 2010, the amounts in the table represent the prospective performance cash award and the short-term incentive award. For 2009, the amounts in the table represent the prospective performance cash award, the retrospective performance cash award, and the short-term incentive award.

The prospective performance cash program began in 2009 (replacing the retrospective performance cash program) and consists of a cash-based grant with three, forward-looking one-year performance periods, as described more fully in “Compensation Discussion and Analysis”. Based on Domestic EPS for 2011, the Named Executive Officers did not earn any prospective performance cash awards. The amounts in the table for 2010 represent the Named Executive Officers’ earnings for year one of the 2010 award and year two of the 2009 award, both of which were based on achievement of 2010 EPS in excess of targets, and will be paid in 2012 and 2013 for the 2009 award and 2010 award, respectively. The amounts in the table for 2009 represent the Named Executive Officers’ earnings for year one of the 2009 award, which were based on achievement of 2009 EPS in excess of targets, and will be paid in 2012.

There was no retrospective performance cash award in 2011 or 2010. The retrospective performance cash award in 2009 was earned for fiscal 2007, 2008 and 2009 performance and was paid in 2010.

Based on Domestic EPS for 2011, the Named Executive Officers did not earn any 2011 short-term incentive awards. The short-term incentive awards attributable to 2009 and 2010 were paid in 2010 and 2011, respectively. For 2011, 2010 and 2009, the President and CEO was eligible to receive an award up to 70% of his base salary, the Vice President and Chief Operating Officer was eligible to receive an award up to 55% of his base salary and the other Named Executive Officers were eligible to receive awards up to 50% of their base salaries. Mr. Kelliher and Mr. Brueckner were not eligible for a short-term incentive award in 2011. These cash awards were based upon a comparison of our actual EPS and targeted EPS as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. Had our performance materially exceeded our targeted EPS and the Named Executive Officer met his individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence.

(4)	The amounts in this column reflect Company contributions to the 401(k) Plan and the CAP, reimbursement for spousal travel (see footnotes 5 and 7 below), and insurance premiums we paid with respect to life insurance for the benefit of the Named Executive Officer. With regard to the CAP, it includes Company matching contributions earned by the Named Executive Officer during the fiscal year on his deferrals to the CAP during that time as well as performance awards made to the CAP by the Company on behalf of the Named Executive Officer for that fiscal year’s financial performance. The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

Based on Domestic EPS for 2011, the Named Executive Officers did not earn any performance awards under the CAP due to the Company not meeting or exceeding established targets.

For 2010, the table includes performance awards made to the CAP by the Company on behalf of the Named Executive Officers based on the Company’s 2010 Domestic EPS as compared to EPS targets set forth for the CAP. The amounts are as follows: Mr. Leedle ($71,240) and Mr. Kelliher ($36,695).

For 2009, the table includes performance awards made to the CAP by the Company on behalf of the Named Executive Officers on December 31, 2009 based on the Company’s 2009 Domestic EPS as compared to EPS targets set forth for the CAP. The amounts are as follows: Mr. Leedle ($96,060) and Mr. Kelliher ($49,461).

Fiscal 2009 amounts for Mr. Kelliher also include payments for stock option shares tendered during the Company’s purchase of outstanding employee-granted stock options. The cash payment for shares tendered by Mr. Kelliher was $16,292.

(5)	Includes reimbursement to Mr. Leedle in the amount of $14,089 during 2011 for expenses incurred by his spouse during business travel. Includes Company matching contributions of $14,583, $18,844, and $14,557 earned by Mr. Leedle during 2011, 2010, and 2009, respectively, on his deferrals to the CAP during that time.
(6)	Non-equity incentive plan compensation includes prospective and retrospective performance cash awards (2009 and 2010 only), short-term incentive awards (2009 and 2010 only), and a long-term performance award.

Per the terms of his 2006 Performance Award, Mr. Kelliher earned $395,872 and $366,555 during 2010 and 2009, respectively, based upon achieving certain targets with respect to the Company’s international business operations during these periods. Mr. Kelliher was eligible to earn an award with respect to each fiscal year within the four-year period from September 1, 2006 through August 31, 2010. Earned amounts vested on August 31, 2010. For a more detailed discussion of this award, see the “Employment Agreements” section of this Proxy Statement.

Per the terms of his 2010 Performance Award, Mr. Kelliher also earned long-term performance awards of $1,391,530 and $150,000 during 2011 and 2010 based upon achieving certain targets discussed above with respect to the Company’s international business operations for the four-month period ending December 31, 2010 and the year ending December 31, 2011, respectively. Mr. Kelliher’s termination on December 31, 2011 triggered the accelerated vesting provisions of the 2010 Performance Award. For a more detailed discussion of this award, see the “Employment Agreements” section of this Proxy Statement.

(7)	Includes reimbursement to Mr. Kelliher in the amount of $22,657 and $24,321 (of which $4,457 was gross-up for the payment of taxes), during 2010 and 2009, respectively, for expenses incurred by his spouse during business travel.

Grants of Plan-Based Awards in Fiscal 2011

The following table sets forth the plan-based awards granted to the Company’s Named Executive Officers during fiscal 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)
						(7)	(7)
Ben R. Leedle, Jr.		$—	$498,680	(2)	(2)
Ben R. Leedle, Jr.		$—	$1,335,750	(3)	(4)
Ben R. Leedle, Jr.	2/28/11					47,808				$667,878
Ben R. Leedle, Jr.	2/28/11						84,436	$13.97		$667,873
Ben R. Leedle, Jr.	11/3/11						365,000	$9.96	(5)	$1,237,350
Alfred Lumsdaine		$—	$161,677	(2)	(2)
Alfred Lumsdaine		$—	$292,500	(3)	(4)
Matthew E. Kelliher		$—	$1,391,530	(6)	(6)
James W. Elrod		$—	$155,048	(2)	(2)
James W. Elrod		$—	$337,500	(3)	(4)
James W. Elrod	3/3/11					12,500				$186,500
James W. Elrod	3/3/11						37,500	$14.92		$316,789
Thomas F. Cox		$—	$231,740	(2)	(2)
Thomas F. Cox		$—	$425,000	(3)	(4)

(1)	Non-equity incentive plan awards include performance cash awards, short-term incentive awards, and a long-term performance award (Mr. Kelliher only).
(2)

Under the 2011 short-term incentive program, the President and CEO was eligible to receive an award up to 70% of his base salary for fiscal 2011, the VP/Chief Operating Officer was eligible to receive an award up to 55% of his base salary for fiscal 2011, and the other Named Executive Officers were eligible to receive awards up to 50% of their base salaries for fiscal 2011. Mr. Kelliher and Mr. Brueckner were not eligible for a short-term incentive award during 2011. Had our performance materially exceeded our targeted EPS for our domestic business and the Named Executive Officer met his individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence. Therefore, there is no maximum on the possible payout that could be earned for fiscal 2011. Based on Domestic EPS for 2011, the Named Executive Officers did not earn any short-term incentive awards. Therefore, the portion of the amount shown in the “Target” column above was not earned by the Named Executive Officer and is not included as compensation in the Summary Compensation Table.
(3)	As more fully explained in the “Compensation Discussion and Analysis” section of this Proxy Statement, the prospective performance cash plan is a cash-based grant with three, forward-looking one-year performance periods. Each one-year period provides the recipient with the opportunity to earn up to one-third of the total amount granted for that plan year, provided that pre-established performance metrics are achieved. In the event that the Company exceeds its performance metrics, the Named Executive Officers could receive awards in excess of such amounts. For the fiscal 2011 grant, funding began upon achievement of low end of target performance metrics until 100% funding was achieved. Upon achieving the high end of target performance metrics, additional funding would occur. The amounts shown in the “Target” column above represent the full grants for fiscal 2011 to potentially be earned during three one-year performance periods (fiscal 2011, 2012, and 2013). No amounts were earned by the Named Executive Officers during fiscal 2011 and thus are not included as compensation in the Summary Compensation Table.
(4)	There is no maximum amount that could be earned for fiscal 2011.
(5)	As described previously, to further the performance nature of this award, the shares were issued at an exercise price of $9.96, which was approximately 42% above the closing stock price of $7.01 on November 3, 2011. The exercise price was consistent with the exercise price of a retention-based discretionary award granted to key employees in December 2010, in which Mr. Leedle did not participate.
(6)	Under the terms of the 2010 Performance Award granted to Mr. Kelliher on September 1, 2010, which is based on achieving certain targets with respect to the Company’s international business operations during the period from September 1, 2010 through December 31, 2012, the maximum amount that Mr. Kelliher could have earned during this two-year performance period was $5,000,000. Earned amounts under the 2010 Performance Award generally vest upon entering into certain Signed Contracts before December 31, 2012. As previously noted, Mr. Kelliher’s termination on December 31, 2011 triggered the accelerated vesting provisions of the 2010 Performance Award.

The target amount shown in the table above represents the actual amount earned by Mr. Kelliher under the 2010 Performance Award during fiscal 2011 and is reflected in the Summary Compensation Table.

(7)	Awards were granted under the 2007 Plan.

Compensation Programs for Fiscal 2011

As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our fiscal 2011 compensation programs were base salary, short-term incentive compensation, equity awards, performance cash awards and awards under retirement plans. For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following tables provide information with respect to outstanding stock options and restricted stock units held by the Named Executive Officers as of December 31, 2011.

	OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Ben R. Leedle, Jr.	8/27/02	200,000		—		$7.24	8/27/12
	8/27/03	300,000		—		17.51	8/27/13
	8/24/04	300,000		—		26.33	8/24/14
	8/24/05	335,798		—		43.44	8/24/12
	10/2/06	39,599		—		42.69	10/2/13
	10/8/07	42,721		—		55.01	10/8/14
	2/12/09	54,212		54,212	(1)	11.57	2/12/19
	2/24/10	25,836		77,510	(1)	15.44	2/24/20
	2/28/11	—		84,436	(1)	13.97	2/28/21
	11/3/11	—		365,000	(2)	9.96	11/3/21

Alfred Lumsdaine	8/27/03	9,750		—		$17.51	8/27/13
	8/24/04	10,000		—		26.33	8/24/14
	2/12/09	10,506		10,506	(1)	11.57	2/12/19
	2/24/10	3,275		9,825	(1)	15.44	2/24/20
	12/2/10	—		75,000	(2)	9.96	12/2/20

Matthew E. Kelliher	8/24/04	25,000		—		$26.33	1/1/13
	2/12/09	31,504	(3)	—		11.57	2/12/19
	2/24/10	25,552	(3)	—		15.44	2/24/20

James W. Elrod	3/3/11	—		37,500	(1)	$14.92	3/3/21

Thomas F. Cox	2/12/09	11,440		11,438	(1)	$11.57	2/12/19
	2/24/10	4,308		12,926	(1)	15.44	2/24/20
	12/2/10	—		150,000	(2)	9.96	12/2/20

Stefen F. Brueckner	10/31/08	115,000	(3)	—		$10.10	10/31/15
	2/24/10	40,426	(3)	—		15.44	2/24/20

(1)	Award vests 25% per year beginning one year after the date of grant.
(2)	Award vests 30% on the second anniversary of the grant date, 30% on the fourth anniversary of the grant date, and 40% on the sixth anniversary of the grant date.
(3)	The vesting of these awards was accelerated to December 31, 2011 in connection with the Named Executive Officer’s departure from the Company.

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
				(5)
Ben R. Leedle, Jr.	2/12/09	26,862	(4)	$184,273
	2/24/10	10,343	(4)	70,953
	2/28/11	47,808	(4)	327,963
Alfred Lumsdaine	2/12/09	5,229	(4)	$35,871
	2/24/10	1,311	(4)	8,993
	12/2/10	25,000	(6)	171,500
Matthew E. Kelliher	2/12/09	—	(7)	—	(7)
	2/24/10	—	(7)	—	(7)

James W. Elrod	3/3/11	12,500	(4)	$85,750

Thomas F. Cox	8/15/08	7,777	(8)	$53,350
	2/12/09	5,691	(4)	39,040
	2/24/10	1,725	(4)	11,834
	12/2/10	50,000	(6)	343,000
Stefen F. Brueckner	2/24/10	—	(7)	—	(7)

(4)	Award vests 25% per year beginning one year after the date of grant.
(5)	Market value was calculated by multiplying the number of restricted stock units in the previous column that have not vested as of December 31, 2011 times the closing bid price of our Common Stock on the NASDAQ on December 30, 2011.
(6)	Award vests on the sixth anniversary of the date of grant.
(7)	The vesting of outstanding stock awards was accelerated to December 31, 2011 in connection with the Named Executive Officer’s departure from the Company.
(8)	Award vests on the fourth anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal 2011

The following table provides information on stock option exercises and restricted stock units that vested on behalf of our Named Executive Officers during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Ben R. Leedle, Jr.	—	$—	28,255		$326,021

Alfred Lumsdaine	—	—	5,308		60,714

Matthew E. Kelliher	—	—	18,439	(1)	163,963

James W. Elrod	—	—	—		—

Thomas F. Cox	—	—	5,901		67,658

Stefen F. Brueckner	110,000	661,741	5,394	(1)	45,930

(1)	The vesting of outstanding stock awards was accelerated to December 31, 2011 in connection with the Named Executive Officer’s departure from the Company.

Nonqualified Deferred Compensation in Fiscal 2011

Our Capital Accumulation Plan, which is based on a calendar year, is a nonqualified deferred compensation plan that allows highly compensated employees, including the Named Executive Officers, to defer up to 10% of their base salary. For a further discussion of the CAP, please see the “Compensation Discussion and Analysis” section beginning on page 22 in this Proxy Statement.

The following table shows the activity in the CAP for each Named Executive Officer for fiscal 2011 as well as the ending balance as of December 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)
	(1)	(2)	(3)
Ben R. Leedle, Jr.	$71,240	$14,583	$22,613	$79,047	$609,749

Alfred Lumsdaine	$6,467	$2,445	$5,043	$12,820	$132,135

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year- End ($)
	(1)	(2)	(3)
Matthew E. Kelliher	$11,008	$3,805	$8,105	$—	$210,979

James W. Elrod	$2,885	$1,500	$46	$—	$4,431

Thomas F. Cox	$33,708	$5,502	$9,820	$16,845	$265,402

Stefen F. Brueckner	$10,962	$—	$10,570	$—	$263,469

(1)	These amounts are included in the Summary Compensation Table in the “Salary” column for fiscal 2011.
(2)	These amounts were contributed to the CAP in fiscal 2012 but are attributable to fiscal 2011. Such amounts are included in the Summary Compensation Table in the “All Other Compensation” column for fiscal 2011. The Company’s contributions to the CAP vest equally over four years.
(3)	Amounts represent the Named Executive Officer’s earnings during the period on balances in the CAP. The earnings during fiscal 2011 were not above market, and therefore, no portion of the earnings in this column is included in the Summary Compensation Table.

Employment Agreements

Mr. Leedle executed an amended and restated employment agreement with the Company on December 19, 2008. Messrs. Cox, Lumsdaine and Elrod executed employment agreements with the Company on December 31, 2010, December 31, 2010 (subsequently amended on April 6, 2011), and March 8, 2011, respectively. The employment agreements of Messrs. Leedle, Lumsdaine, Cox and Elrod have a continuous term of two years. All of these agreements provide for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under each employment agreement is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable. Under the agreements, short- and long-term incentive awards, if any, will be determined by the Board, or a committee thereof comprised solely of independent directors. The agreements also provide for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement.

Mr. Kelliher had an amended and restated employment agreement with the Company that began on December 10, 2008. The agreement provided for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under the agreement was subject to annual review and may be increased by the Board or the CEO in its or his discretion, respectively. The agreement also provided for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement. Mr. Kelliher’s agreement with the Company was terminated effective December 31, 2011, as a result of his separation from the Company. His separation qualified for early retirement under the Company’s long-term incentive and capital accumulation plans.

Mr. Brueckner executed a transition agreement with the Company on March 2, 2011 (the “Transition Agreement”) that terminated his October 2008 employment agreement effective April 1, 2011, and provided for an orderly transition from his active role as President and Chief Operating Officer of the Company to early retirement, which was anticipated to occur on April 30, 2014, unless the Transition Agreement was earlier terminated pursuant to its terms. Under the Transition Agreement Mr. Brueckner was entitled to a base salary of (a) $356,250 during the period from April 1, 2011 to December 31, 2011, (b) $305,357 during each of the calendar years 2012 and 2013, and (c) $101,786 during the period January 1, 2014 to April 30, 2014. Mr. Brueckner was not eligible to participate in any annual incentive awards, performance cash awards, long-term incentives or the Company’s capital accumulation plan following April 1, 2011, but his existing awards continued to vest in accordance with the terms of the plans. He was entitled to early retirement treatment under such plans. The Transition Agreement also provides for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement. The Company terminated the Transition Agreement effective December 31, 2011 according to the terms thereof.

As discussed in detail in “Compensation Discussion and Analysis” of this Proxy Statement, in October 2010, the Company granted Mr. Kelliher the 2010 Performance Award. The maximum amount that Mr. Kelliher could have earned during the term of the two-year performance period under the 2010 Performance Award was $5,000,000.

As consideration for the 2010 Performance Award, Mr. Kelliher reaffirmed his two-year non-competition and non-solicitation obligations to the Company upon termination from employment with the Company. Mr. Kelliher also agreed that (1) otherwise earned and vested amounts under this award would not be payable if the Company terminated Mr. Kelliher’s employment for just cause as defined by his employment agreement or if Mr. Kelliher voluntarily terminated his employment with the Company, (2) he would no longer be eligible to receive any other Company domestic short-term or long-term incentive awards set forth in his employment agreement, and (3) he would no longer be eligible for severance should the Company not renew his employment agreement beyond December 31, 2012.

Mr. Kelliher left the Company on December 31, 2011. His separation was treated as a termination without just cause under his employment agreement, and he qualified for early retirement under the Company’s long-term incentive plans. The termination without just cause of Mr. Kelliher’s employment agreement on December 31, 2011 triggered accelerated vesting of the Growth Award and a portion of the OSSP Bonus.

Potential Payments Upon Termination or Change in Control of the Company

All of the Company’s Named Executive Officers have employment agreements, which contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12 to 24 months thereafter. The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the executive. The Named Executive Officers’ employment (excluding Mr. Brueckner and Mr. Kelliher) can also be terminated for any of the following reasons. Further information regarding Mr. Brueckner’s and Mr. Kelliher’s employment agreements in effect as of December 31, 2011 follows this information regarding the other Named Executive Officers.

1)	Involuntary for Cause – the Board with respect to Mr. Leedle, and the Board upon recommendation of the CEO with respect to Messrs. Lumsdaine, Cox and Elrod, acting in good faith, may at any time terminate employment of an executive by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	continued failure of the executive to substantially perform his duties after written notice and failure to cure within sixty days;

b.	conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage the executive’s ability to effectively perform his duties;

c.	theft or dishonesty by executive;

d.	intoxication while on duty; or

e.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.

2)	Involuntary without Cause – the executive may be terminated by the Board with respect to Mr. Leedle, and the Board upon the recommendation of the CEO with respect to Messrs. Lumsdaine, Cox and Elrod, at any time by delivery of a written notice of termination to the executive.

3)	Voluntary without Good Reason – the executive may terminate employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of the executive’s resignation.

4)	Voluntary for Good Reason – the executive may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:

a.	a material reduction in the executive’s base salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title);

b.	a requirement by the Company to relocate the executive to a location that is more than 25 miles from the location of the executive’s current office;

c.	in connection with a Change in Control (as defined below), the failure by the successor or the Company’s Board to honor the executive’s employment agreement or offer him an employment agreement containing substantially similar or otherwise satisfactory terms; or

d.	a material reduction in the Executive’s title, or a material and adverse change in Executive’s status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s status and responsibilities.

5)	Involuntary without Cause or Voluntary for Good Reason within 12 Months of a Change in Control – the executive may terminate employment within twelve months of a Change in Control without cause or for good reason.

“Change in Control” is defined in each of the Named Executive Officers’ (excluding Mr. Brueckner’s and Mr. Kelliher’s) employment agreements as any of the following events: (i) when any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

6)	Disability – the executive’s employment may be terminated by written notice by either the executive or the Company upon written notice to the other party when:

a.	the executive suffers a physical or mental disability entitling the executive to long-term disability benefits under the Company’s long-term disability plan, if any, or

b.	in the absence of a Company long-term disability plan, the executive is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of the executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

7)	Death.

Mr. Brueckner’s Transition Agreement provides for potential severance and change of control benefits, as well as certain entitlements upon an early termination of the Transition Agreement. These entitlements included the following: (a) payment of all accrued but unpaid base salary through the date of early termination, (b) payment of vested performance-based cash awards, (c) payment of vested awards under the Capital Accumulation Plan, (d) the right to exercise all vested stock options in accordance with their terms, and (e) reimbursement of out-of-pocket expenses. If the Transition Agreement was terminated prior to April 30, 2014 by: (i) the Company for any reason other than Cause (as defined below), (ii) Mr. Brueckner for Good Reason (as defined below), or (iii) either party by reason of his death or Disability (as defined below), Mr. Brueckner was also entitled to:

1)	The remaining portion of base salary to which he would be entitled through April 30, 2014, had his employment continued through such date;

2)	Continued participation in the Company’s health benefits and 401(k) plans through April 30, 2014; and

3)	The immediate vesting and exercisability of all outstanding stock options and restricted stock units that were previously granted to Mr. Brueckner.

“Cause” is defined in the Transition Agreement as written notice to and termination of the employment of Mr. Brueckner for: (a) commission of a material act of fraud or dishonesty in connection with his employment, (b) indictment, conviction, or entering a plea of guilty or nolo contendere for the commission of a felony, (c) engaging in misconduct that causes material economic or reputational harm to the Company, (d) the continued failure to substantially perform his duties and obligations to the Company (other than failure resulting from incapacity due to physical or mental illness), or (e) material breach of the terms of the Transition Agreement.

“Disability” is defined in the Transition Agreement as any condition due to a physical or mental incapacity, rendering Mr. Brueckner substantially unable to perform his duties under the agreement for a continuous period of 90 days or longer, or for 120 days or more in any 12-month period.

“Good Reason” is defined in the Transition Agreement as written notice to the Company by Mr. Brueckner following: (a) the required relocation of the Mr. Brueckner’s principal place of employment to a location outside a 50-mile radius from Naples, Florida, (b) any material breach by the Company of the terms of the Transition Agreement, or (c) any failure of the Company to obtain the assumption in writing of its obligations under the Transition Agreement by any successor to all or substantially all of its business or assets within 30 days after any combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, unless the assumption occurs by operation of law.

Mr. Kelliher’s amended and restated employment agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12 to 24 months thereafter. The agreement provides that employment may be terminated at any time by the mutual written agreement of the Company and Mr. Kelliher. Mr. Kelliher’s employment can also be terminated for any of the following reasons:

1)	Involuntary for Just Cause by Company – the Company may at any time terminate employment of executive by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	intoxication while on duty;

b.	theft or dishonesty;

c.	conviction of a crime involving moral turpitude;

d.	upon written notice to Mr. Kelliher, there is a failure to cure within 30 days any willful and continued neglect or gross negligence by him in the performance of his duties as an officer; or

e.	upon written notice to Mr. Kelliher which specifies in reasonable detail the violation thereof, there is a failure to cure within 30 days any violation of any Company policy or code of conduct.

2)	Involuntary without Just Cause by Company – the Company may at any time terminate Mr. Kelliher’s employment without cause by:

a.	providing written notice to Mr. Kelliher; or

b.	providing Mr. Kelliher with an Expiration Notice.

Expiration Notice is defined as written notice to terminate Mr. Kelliher’s agreement on or before 60 days prior to the expiration date of his employment agreement.

3)	Voluntary without Good Reason – Mr. Kelliher may terminate his employment at any time by providing 60 days written notice to the Company.

4)	Voluntary for Good Reason – Mr. Kelliher may terminate his employment at any time by providing written notice to the Company as follows:

a.	within 12 months following a Change of Control or Change in Responsibility (each as defined below); or

b.	in the event the Company breaches any provision of his amended and restated employment agreement.

Upon Mr. Kelliher’s written notice of resignation following any of the above events, the Company shall have 60 days to rescind such event, terminating his right to end his employment.

“Change of Control” is defined in Mr. Kelliher’s amended and restated employment agreement as:

a.	a transaction or series of transactions (occurring within 24 months of each other) in which all or any substantial (defined as more than 50% of the assets of the Company) portion of Company assets have been acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by the Company; or

b.	a transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of the Company (“control” being defined as greater than 50% of the outstanding voting power of the outstanding securities of the Company) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or “group” (as defined by Section 13(d)(3) of the Securities Exchange Act of 1934).

“Change in Responsibility” is defined in Mr. Kelliher’s amended and restated employment agreement as:

a.	a material diminution in Mr. Kelliher’s duties and responsibilities; or

b.	the assignment of duties and functions materially inconsistent with Mr. Kelliher’s title and duties as set forth in his agreement, in either case without Mr. Kelliher’s written consent.

5)	Disability – any physical or mental illness resulting in (a) Mr. Kelliher’s being absent from his duties on a full time basis for more than 90 consecutive days; or (b) Mr. Kelliher’s being absent from his duties for more than 120 days in any consecutive six-month period; or (c) a determination by the Board of Directors that Mr. Kelliher is permanently and totally disabled from performing his duties.

6)	Death.

Following are the potential payments to be made by the Company to each of the Named Executive Officers upon termination or a change in control of the Company. These benefits are in excess of those usually provided to salaried employees. The payment amounts assume an effective termination date of December 31, 2011. These amounts include earnings through December 31, 2011 and are estimates of compensation that would be paid to the Named Executive Officers at the time of termination. The exact amounts of compensation can only be determined on the actual date that each executive separates from the Company.

Vested equity and CAP balances are payable at the time of termination. With the exception of Messrs. Leedle and Kelliher, none of the Named Executive Officers were eligible for normal or early retirement at December 31, 2011, based on the terms of the equity award agreements and the CAP.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the Named Executive Officers separate for reasons of death or disability. If the Named Executive Officers’ employment had terminated as of December 31, 2011 due to death as a result of natural causes, the beneficiaries for Messrs. Leedle, Lumsdaine, Kelliher, Elrod, Cox, and Brueckner would have received $1,462,400, $564,376, $1,733,900, $750,000, $750,000 and $1,750,000 respectively, in a lump sum payout from a third party insurance provider. In the event of an accidental death, the beneficiaries for Messrs. Leedle, Lumsdaine and Mr. Kelliher would have received an additional $1,000,000, $650,000 and $140,000, respectively, in a lump sum payout from a third party insurance provider. If the Named Executive Officers’ employment had terminated as of December 31, 2011 due to disability, each of the Named Executive Officers would have been entitled to receive a monthly benefit of $12,000 until age 67. This benefit could be offset by other sources of income, such as Social Security or other disability benefits. In addition, if in connection with a change in control of the Company compensation to or for the benefit of the executives (other than Mr. Kelliher) from the Company constitutes an “excess parachute payment” under section 280G of the Internal Revenue Code (“IRC”), the Company shall pay the executives a cash sum equal to the amount of excise tax due under section 4999 of the IRC.

Ben R. Leedle, Jr., President and Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Leedle.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/11		Involuntary For Cause on 12/31/11		Voluntary Without Good Reason on 12/31/11

Cash Severance	$1,424,800	(1)	$—		$27,400	(2)
Group Medical Benefits	34,112	(3)	—		656	(2)
Annual Incentive Award	—	(4)	—		—
Performance Cash	1,463,806	(5)	—		—
Stock Options	—	(6)	—		—
Restricted Stock Units	583,189	(6)	—		—
Capital Accumulation Plan	595,166	(7)	—		—
Additional Severance	356,200	(8)	356,200	(8)	—

Total	$4,457,273		$356,200		$28,056

	Involuntary Without Cause or Voluntary For Good Reason Within 12 Months of a Change in Control on 12/31/11		Disability on 12/31/11		Death on 12/31/11

Cash Severance	$1,424,800	(1)	$1,424,800	(9) (1)	$—
Group Medical Benefits	34,112	(3)	34,112	(3)	—
Annual Incentive Award	—	(4)	—	(4)	—	(4)
Performance Cash	2,863,316	(10)	1,463,806	(5)	1,463,806	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	583,189	(6)	583,189	(6)	583,189	(6)
Capital Accumulation Plan	595,166	(7)	595,166	(7)	595,166	(7)
Additional Severance	356,200	(8)	356,200	(8)	—

Total	$5,856,783		$4,457,273		$2,642,161

(1)	Represents 24 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments would be paid in a lump sum no later than sixty days following the date of termination.
(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.
(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.
(4)

Based on EPS for fiscal 2011, the executive did not earn a short-term incentive award. Cash awards under this program, if earned, are based upon a comparison of our actual EPS and targeted EPS as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2011, the executive was eligible to receive an award up to 70% of his base salary. Had the Company’s performance materially exceeded our targeted EPS for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional incentive amounts would be paid during the severance period.
(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2011 award, years one and two of the 2010 award, and years one through three of the 2009 award. The amount earned for the 2011 portion of such awards was $0. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.
(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on the NASDAQ on December 31, 2011 of $6.86 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2011. Restricted stock units have an exercise price of zero.
(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2011, of which $499,985 was vested, and excludes Company contributions attributable to fiscal 2011, as they were not made until fiscal 2012. The remaining portion was unvested at December 31, 2011 but would vest upon termination by the executive.
(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination.
(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
(10)	Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Alfred Lumsdaine, Vice President and Chief Financial Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Lumsdaine.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/11		Involuntary For Cause on 12/31/11		Voluntary Without Good Reason on 12/31/11

Cash Severance	$487,500	(1)	$—		$12,500	(2)
Group Medical Benefits	25,584	(3)	—		656	(2)
Annual Incentive Award	—	(4)	—		—
Performance Cash	161,492	(5)	—		—
Stock Options	—	(6)	—		—
Restricted Stock Units	216,364	(6)	—		—
Capital Accumulation Plan	129,690	(7)	—		—
Additional Severance	162,500	(8)	162,500	(8)	—

Total	$1,183,130		$162,500		$13,156

	Involuntary Without Cause or Voluntary For Good Reason Within 12 Months of a Change in Control on 12/31/11		Disability on 12/31/11		Death on 12/31/11

Cash Severance	$487,500	(1)	$487,500	(9) (1)	$—
Group Medical Benefits	25,584	(3)	34,112	(3)	—
Annual Incentive Award	—	(4)	—	(4)	—	(4)
Performance Cash	421,010	(10)	161,492	(5)	161,492	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	216,364	(6)	216,364	(6)	216,364	(6)
Capital Accumulation Plan	129,690	(7)	129,690	(7)	129,690	(7)
Additional Severance	162,500	(8)	162,500	(8)	—

Total	$1,442,648		$1,191,658		$507,546

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments would be paid in a lump sum no later than sixty days following the date of termination.
(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.
(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(4)	Based on EPS for fiscal 2011, the executive did not earn a short-term incentive award. Cash awards under this program, if earned, are based upon a comparison of our actual EPS and targeted EPS as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2011, the executive was eligible to receive an award up to 50% of his base salary. Had the Company’s performance materially exceeded our targeted EPS for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional incentive amounts would be paid during the severance period.
(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2011 award, years one and two of the 2010 award, and years one through three of the 2009 award. The amount earned for the 2011 portion of such awards was $0. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.
(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on the NASDAQ on December 31, 2011 of $6.86 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2011. Restricted stock units have an exercise price of zero.
(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2011, of which $96,486 was vested, and excludes Company contributions attributable to fiscal 2011 as they were not made until fiscal 2012. The remaining portion was unvested at December 31, 2011 but would vest upon termination by the executive.
(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination.
(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
(10)	Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Matthew E. Kelliher, President, International

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Kelliher.

	Involuntary Without Cause on 12/31/11		Involuntary For Cause on 12/31/11	Voluntary Without Good Reason on 12/31/11	Voluntary Within 12 Months of a Change in Control on 12/31/11

Cash Severance	$366,950	(1)	$—	$—	$366,950	(1)
Group Medical Benefits	16,289	(2)	—	—	16,289	(2)
Performance Cash	403,280	(3)	—	—	529,128	(10)
Stock Options	—		—	—	—	(4)
Restricted Stock Units	—		—	—	—	(4)
Capital Accumulation Plan	—		—	—	207,174	(5)
Long-Term Performance Award	1,391,530	(6)	—	—	1,391,530	(6)
Life Insurance Premiums	4,419	(7)	—	—	4,419	(7)

Total	$2,182,468		$—	$—	$2,515,490

	Voluntary For Good Reason on 12/31/11		Disability on 12/31/11		Death on 12/31/11

Cash Severance	$366,950	(1)	$366,950	(1)(8)	$—
Group Medical Benefits	16,289	(2)	16,289	(2)	—
Performance Cash	403,280	(3)	403,280	(3)	403,280	(3)
Stock Options	—		—	(9)	—	(9)
Restricted Stock Units	—		—	(9)	—	(9)
Capital Accumulation Plan	—		207,174	(5)	207,174	(5)
Long-Term Performance Award	1,391,530	(6)	1,391,530	(6)	1,391,530	(6)
Life Insurance Premiums	4,419	(7)	4,419	(7)	—

Total	$2,182,468		$2,389,642		$2,001,984

(1)	Represents 12 months of executive’s base salary to be paid monthly following the executive’s termination.
(2)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination.
(3)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for years one and two of the 2010 award, and years one through three of the 2009 award. The amount earned for the 2011 portion of such awards was $0. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.
(4)	Upon a change in control, all unvested equity awards shall vest and become exercisable. The vesting of Mr. Kelliher’s equity awards was accelerated to December 31, 2011 in connection with his separation from the Company, and therefore, they are not reflected in the table above.

(5)	Upon a change in control, or a termination because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2011, of which $165,207 was vested, and excludes Company contributions attributable to fiscal 2011, as they were not made until fiscal 2012. The remaining portion was unvested at December 31, 2011 but would vest upon termination by the executive.
(6)	Represents long-term performance awards granted during fiscal 2011, based upon achieving certain targets with respect to the Company’s international business operations during that time. Following a termination without cause, for good reason (only in the event of a change in responsibility or for breach by the Company), a change in control of the Company that will have a material adverse effect on the international business, a sale of the Company’s international business operations, or because of disability or death, the Growth Award shall fully vest and, provided no milestones have been missed, the OSSP bonus shall fully vest.
(7)	Although life insurance coverage cannot be provided following the executive’s termination under the terms of the group insurance plan, the Company will pay to executive the equivalent amount of the Company’s contribution to the premiums for life insurance coverage for a period of twelve months, calculated as the amount contributed by the Company for life insurance coverage for other officers of the Company during this time.
(8)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
(9)	Following a termination because of disability or death, unvested equity awards granted on or after October 8, 2007 shall vest and become exercisable. The vesting of Mr. Kelliher’s equity awards was accelerated to December 31, 2011 in connection with his separation from the Company, and therefore, they are not reflected in the table above.
(10)	Following a change in control (as defined in the 2007 Plan), all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

James W. Elrod, Vice President, General Counsel

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Elrod.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/11		Involuntary For Cause on 12/31/11		Voluntary Without Good Reason on 12/31/11

Cash Severance	$562,500	(1)	$—		$14,423	(2)
Group Medical Benefits	25,584	(3)	—		656	(2)
Annual Incentive Award	—	(4)	—		—
Performance Cash	—	(5)	—		—
Stock Options	—	(6)	—		—
Restricted Stock Units	85,750	(6)	—		—
Capital Accumulation Plan	2,931	(7)	—		—
Additional Severance	187,500	(8)	187,500	(8)	—

Total	$864,265		$187,500		$15,079

	Involuntary Without Cause or Voluntary For Good Reason Within 12 Months of a Change in Control on 12/31/11		Disability on 12/31/11		Death on 12/31/11
Cash Severance	$562,500	(1)	$562,500	(9)(1)	$—
Group Medical Benefits	25,584	(3)	34,112	(3)	—
Annual Incentive Award	—	(4)	—	(4)	—	(4)
Performance Cash	225,000	(10)	—	(5)	—	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	85,750	(6)	85,750	(6)	85,750	(6)
Capital Accumulation Plan	2,931	(7)	2,931	(7)	2,931	(7)
Additional Severance	187,500	(8)	187,500	(8)	—

Total	$1,089,265		$872,793		$88,681

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments would be paid in a lump sum no later than sixty days following the date of termination.
(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.
(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.
(4)	Based on EPS for fiscal 2011, the executive did not earn a short-term incentive award. Cash awards under this program, if earned, are based upon a comparison of our actual EPS and targeted EPS as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2011, the executive was eligible to receive an award up to 50% of his base salary. Had the Company’s performance materially exceeded our targeted EPS for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional incentive amounts would be paid during the severance period.
(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2011 award. The amount earned for the 2011 portion of such award was $0. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.
(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on the NASDAQ on December 31, 2011 of $6.86 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2011. Restricted stock units have an exercise price of zero.
(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2011, all of which was vested, and excludes Company contributions attributable to fiscal 2011 as they were not made until fiscal 2012.
(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination.

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
(10)	Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Thomas F. Cox, Vice President, Chief Operating Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Cox.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/11		Involuntary For Cause on 12/31/11		Voluntary Without Good Reason on 12/31/11

Cash Severance	$637,500	(1)	$—		$16,346	(2)
Group Medical Benefits	25,584	(3)	—		656	(2)
Annual Incentive Award	—	(4)	—		—
Performance Cash	198,289	(5)	—		—
Stock Options	—	(6)	—		—
Restricted Stock Units	447,224	(6)	—		—
Capital Accumulation Plan	259,900	(7)	—		—
Additional Severance	212,500	(8)	212,500	(8)	—

Total	$1,780,997		$212,500		$17,002

	Involuntary Without Cause or Voluntary For Good Reason Within 12 Months of a Change in Control on 12/31/11		Disability on 12/31/11		Death on 12/31/11
Cash Severance	$637,500	(1)	$637,500	(9)(1)	$—
Group Medical Benefits	25,584	(3)	34,112	(3)	—
Annual Incentive Award	—	(4)	—	(4)	—	(4)
Performance Cash	566,505	(10)	198,289	(5)	198,289	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	447,224	(6)	447,224	(6)	447,224	(6)
Capital Accumulation Plan	259,900	(7)	259,900	(7)	259,900	(7)
Additional Severance	212,500	(8)	212,500	(8)	—

Total	$2,149,213		$1,789,525		$905,413

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments would be paid in a lump sum no later than sixty days following the date of termination.
(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.
(4)	Based on EPS for fiscal 2011, the executive did not earn a short-term incentive award. Cash awards under this program, if earned, are based upon a comparison of our actual EPS and targeted EPS as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2011, the executive was eligible to receive an award up to 55% of his base salary. Had the Company’s performance materially exceeded our targeted EPS for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional incentive amounts would be paid during the severance period.
(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2011 award, years one and two of the 2010 award, and years one through three of the 2009 award. The amount earned for the 2011 portion of such awards was $0. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.
(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on the NASDAQ on December 31, 2011 of $6.86 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2011. Restricted stock units have an exercise price of zero.
(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2011, of which $219,973 was vested, and excludes Company contributions attributable to fiscal 2011 as they were not made until fiscal 2012. The remaining portion was unvested at December 31, 2011 but would vest upon termination by the executive.
(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination.
(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
(10)	Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Stefen F. Brueckner, Senior Advisor

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Brueckner.

	Involuntary Without Cause or Voluntary For Good Reason on 12/31/11		Change in Control on 12/31/11		Death or Disability on 12/31/11		For Any Other Reason on 12/31/11

Cash Severance	$712,500	(1)	$712,500	(1)	$712,500	(1)	$—	(2)
Group Medical Benefits	30,816	(3)	30,816	(3)	30,816	(3)	—	(2)
Performance Cash	547,441	(4)	746,548	(9)	547,441	(4)	547,441	(4)
Stock Options	—	(5)	—	(5)	—	(5)	—
Restricted Stock Units	—	(5)	—	(5)	—	(5)	—
Capital Accumulation Plan	203,930	(7)	263,469	(6)	263,469	(6)	203,930	(7)
Other Benefits	250,480	(8)	250,480	(8)	250,480	(8)	—

Total	$1,745,167		$2,003,813		$1,804,706		$751,371

(1)	Represents executive’s base salary equal to $305,357 for each of 2012 and 2013 and $101,786 for 2014 to be paid following the executive’s termination periodically at regular payroll dates.
(2)	For termination for any reason other than involuntary without cause, voluntary for good reason, change in control, death, or disability, the executive is entitled to base salary and benefits through the termination date.
(3)	Represents the total premiums for group medical benefits to be paid through April 2014.
(4)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2011 award, years one and two of the 2010 award, and years one through three of the 2009 award. The amount earned for the 2011 portion of such awards was $0. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.
(5)	Following a change in control, termination without cause, for good reason, or because of disability or death, unvested equity awards shall vest and become exercisable. The vesting of Mr. Brueckner’s equity awards was accelerated to December 31, 2011 in connection with his separation from the Company, and therefore, they are not reflected in the table above.
(6)	Following a change in control or a termination because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2011, of which $203,930 was vested, and excludes Company contributions attributable to fiscal 2011 as they were not made until fiscal 2012. The remaining portion was unvested at December 31, 2011 but would vest upon termination.
(7)	Following a termination for any reason other than change in control, death, or disability, all vested amounts contributed by the Company to the CAP for the benefit of the executive shall be paid. The amount in the table above reflects the executive’s vested CAP balance as of December 31, 2011.
(8)	Represents amounts payable in lieu of various benefit considerations, primarily life insurance replacement costs of $207,595 and 401(k)-related costs of $38,802.
(9)	Following a change in control, all amounts granted under the Company’s performance-based cash incentive plan would vest (to the extent not previously forfeited).

Director Compensation

Outside Directors each receive a $50,000 annual cash retainer as well as $1,000 for each non-regularly scheduled meeting attended at which action is taken, regardless of length. Additionally, the Audit Committee chair receives an annual retainer of $25,000, and the Compensation Committee and Nominating and Corporate Governance Committee chairs each receive an annual retainer of $20,000. Audit Committee members receive an annual retainer of $7,500, and Compensation Committee and Nominating and Corporate Governance Committee members receive an annual retainer of $6,000, provided that each Outside Director who participates on at least two committees will receive minimum annual cash compensation of $100,000 (from annual stockholder meeting to annual stockholder meeting). In addition, Outside Directors who had served as directors of the Company for at least 12 months were granted $100,000 in equity awards on the date of the 2011 Annual Meeting of Stockholders, the value of which consisted of 50% stock options and 50% restricted stock units. On the date of the 2012 Annual Meeting of Stockholders, each director will be granted $100,000 in equity awards consisting of a value of 50% stock options and 50% restricted stock units. If Mr. Wills is elected and appointed to the Board at the 2012 Annual Meeting of Stockholders, he will be granted an option to purchase 15,000 shares of Common Stock on such date. Equity awards to Outside Directors during fiscal 2011 were granted pursuant to the 2007 Plan.

In addition to the cash retainer and equity awards discussed above, committee chairs receive $4,500 for each Audit Committee meeting attended and $2,500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors receive $2,500 for each committee meeting attended.

In May 2011, the Board elected John Ballantine, a director of the Company since 2003, as Chairman of the Board. Thomas Cigarran, Chairman of the Board since 1988, chose not to seek re-election as Chairman but continues to serve as a director and was appointed Chairman Emeritus by the Board.

Effective May 2011, Mr. Ballantine is paid $200,000 in cash per year for serving as Chairman of the Board. In addition, he receives the equivalent equity compensation awarded to Outside Directors, as determined by the Nominating and Corporate Governance Committee. He receives no other additional compensation for his service on the Board or attendance at any Board or committee meetings. Prior to May 2011, he received compensation for his service on the Board and attendance at any Board or committee meetings as detailed above.

Effective May 2011, Mr. Cigarran is paid $125,000 in cash per year for serving as Chairman Emeritus of the Board. In addition, he receives the equivalent equity compensation awarded to Outside Directors, as determined by the Nominating and Corporate Governance Committee. He receives no other additional compensation for his service on the Board or attendance at any Board or committee meetings. Prior to May 2011, Mr. Cigarran was paid $175,000 in cash per year for serving as Chairman of the Board.

The following table summarizes the compensation to each member of the Board during fiscal 2011. Mr. Leedle receives no additional compensation, as such, for serving as a member of the Board.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
			(1)	(2)
John W. Ballantine	2011	$184,417	$49,998	$50,022	$284,437

Thomas G. Cigarran	2011	145,833	49,998	50,022	245,853

Jay C. Bisgard, M.D.	2011	117,333	49,998	50,022	217,353

Mary Jane England, M.D.	2011	106,500	49,998	50,022	206,520

C. Warren Neel, Ph.D.	2011	136,208	49,998	50,022	236,228

William D. Novelli	2011	101,667	49,998	50,022	201,687

William C. O’Neil, Jr.	2011	108,500	49,998	50,022	208,520

Alison Taunton-Rigby, Ph.D.	2011	104,167	49,998	50,022	204,187

John A. Wickens	2011	110,000	49,998	50,022	210,020

(1)	Reflects the aggregate grant date fair value of stock awards granted during fiscal 2011. The grant date fair value of stock awards granted to the Outside Directors during fiscal 2011 was $16.03 per award. The following directors had unvested stock awards outstanding as of December 31, 2011: Mr. Ballantine (5,764); Mr. Cigarran (5,764); Dr. Bisgard (5,764); Dr. England (5,764); Dr. Neel (5,764); Mr. Novelli (3,119); Mr. O’Neil (5,764); Dr. Taunton-Rigby (5,764); and Mr. Wickens (5,764).
(2)	Reflects the aggregate grant date fair value of option awards granted during fiscal 2011. The grant date fair value of stock options granted to the Outside Directors during fiscal 2011 was $9.08 per option. Assumptions used in the calculation of these amounts are disclosed in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the Commission on March 14, 2012. The following directors had option awards outstanding as of December 31, 2011: Mr. Ballantine (66,549); Mr. Cigarran (222,195); Dr. Bisgard (66,549); Dr. England (46,549); Dr. Neel (51,549); Mr. Novelli (20,509); Mr. O’Neil (51,549); Dr. Taunton-Rigby (41,549); and Mr. Wickens (36,549).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe that during fiscal 2011, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the Commission’s rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.

As described more fully under the “Compensation Discussion and Analysis” section beginning on page 22, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•

Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value. Only independent directors serve on the Compensation Committee.

The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholder’s interests. Please see “Compensation Discussion and Analysis” beginning on page 22 for additional details about our executive compensation programs, including information about the fiscal 2011 compensation of our Named Executive Officers.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors. The Audit Committee, comprised of independent members of the Board, appointed Ernst & Young LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2012. Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of Ernst & Young LLP, the Board considers the appointment of the independent auditor to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. We have been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.

If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment. However, even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2012 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by our principal accountant are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees	$841,267	$729,840

Audit-Related Fees (1)	1,995	1,995

Tax Fees (2)	82,953	73,940

Total	$925,855	$805,775

(1)	Audit-Related Fees included subscription fees to an online research tool.
(2)	Tax fees included review of federal tax return and tax consultation.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm’s engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of the independent registered public accounting firm, may also be performed by the independent registered public accounting firm if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. The independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service. The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.

Audit Committee Report

The Audit Committee of the Board is composed of five directors who are independent directors as defined under applicable law and the NASDAQ corporate governance listing standards. The Board has determined that Mr. O’Neil and Drs. Neel, Bisgard, and Taunton-Rigby each qualify as an “audit committee financial expert,” as defined by the regulations of the Commission. During fiscal 2011, the Audit Committee met twelve times. In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control. Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.

In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss our internal control assessment process, management’s assessment with respect thereto, the independent registered public accounting firm’s evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting. The Audit Committee reviewed with the independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (U.S. Auditing Standards Section 380), “Communication With Audit Committees”, and discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2011 with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information. On several occasions during fiscal 2011, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management’s processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Commission.

The Board has adopted a Charter of the Audit Committee, which is available on our website at www.healthways.com and is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the adequacy of the Charter annually.

Respectfully submitted,

C. Warren Neel, Chairman

William C. O’Neil, Jr.

Jay C. Bisgard, M.D.

Alison Taunton-Rigby

John A. Wickens

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL ON BOARD DECLASSIFICATION

The Honorable Thomas P. DiNapoli, 633 Third Avenue, 31st Floor, New York, New York, 10017, New York State Comptroller as sole Trustee of the New York State Common Retirement Fund, a beneficial owner of 376,625 shares of our Common Stock, has submitted a proposal for stockholders’ approval at the 2012 Annual Meeting of Stockholders. We will provide the proponent’s address to any stockholder promptly upon receiving an oral or written request. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the stockholder proposal. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission, and we accept no responsibility for it:

“RESOLVED, that shareholders of Healthways, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors, and to require that all directors elected at or after the annual meeting held in 2013 stand for elections on an annual basis. Implementation of this proposal should not affect the unexpired terms of any directors elected to the Board of Directors at or prior to the annual meeting of the company held in 2012.”

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest. A staggered board has been found to be one of six entrenching mechanisms that are associated with lower firm valuation. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrll, Review of Financial Studies, Vol. 22, Issue 2, 783 (2009).

The New York State Common Retirement Fund urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.”

STATEMENT IN OPPOSITION

The Board has considered the most effective structure for the Board and has determined, for the reasons set forth below, that the current classified structure of the Board continues to be in the best long-term interests of the Company and its stockholders.

Stability, Continuity and Experience. In accordance with the Company’s certificate of incorporation, the Board is divided into three classes, with each class serving a staggered three-year term. This classified structure provides the Board stability and continuity, enhancing long-term strategic planning by the Board. This classified structure also ensures that, at any given time, the Board is comprised of experienced directors who are intimately familiar with the Company’s business, strategic goals, history and culture.

Independence. Electing directors to three-year terms enhances the independence of non-management directors by providing them with a longer term of office. The longer term enhances the independence of non-management directors by protecting them against undue pressure from special interest groups who might have a short-term agenda contrary to the long-term interests of the Company and its stockholders. As a result, independent directors are able to function independently and with a long-term perspective, which is critical to the independent directors making decisions that are in the best interests of the Company and its stockholders.

Accountability. All directors, regardless of the length of their term of office, are required to uphold their fiduciary duties to the Company and its stockholders. The Board believes that the experience and personal integrity of individual directors are more important to effective board governance than annual elections. The classified structure of the Board strengthens the ability of the Company to attract and retain high quality directors who are willing to make the significant commitment of time and effort to the Company and its stockholders that effective board service requires.

Protection Against Unfair and Abusive Takeover Tactics. The Board believes that its classified structure protects the Company from potential hostile acquirers or arbitragers with only a short-term focus. Although the classified structure of the Board does not preclude a takeover or alter the fiduciary responsibility of the Board in responding to a takeover proposal, it does provide the Board with time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders and weigh alternative methods of maximizing stockholder value, including evaluating competing expressions of interest. The classified structure of the Board is designed to safeguard against a hostile acquirer gaining control of the Company and its assets through unfair and abusive takeover tactics without paying fair market value.

It is important to note that stockholder approval of this proposal would not in itself declassify the Board. Under Delaware law, the state where the Company is incorporated, to change the classified structure of the Board, the Board must first authorize an amendment to the Company’s certificate of incorporation. Stockholders would then have to approve the amendment with an affirmative vote of not less than a majority of the total voting power of all outstanding shares of Company stock entitled to vote on the amendment.

After careful consideration of this proposal, the Board believes that the retention of a classified structure for the Board remains in the best long-term interests of the Company and its stockholders.

The Board of Directors recommends a vote AGAINST this proposal for the reasons set forth above.

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE

2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 Annual Meeting of Stockholders is expected to be held in May 2013, although this date may be subject to change. Stockholders’ proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2013 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 21, 2012. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders (i.e., not earlier than January 31, 2013 and not later than March 2, 2013); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT

TO STOCKHOLDERS SHARING AN ADDRESS

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers “household” proxy materials, delivering a single Proxy Statement or Notice of Internet Availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Alfred Lumsdaine, Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling Mr. Lumsdaine at the Company at (615) 614-4929.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the proxy promptly.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO ALFRED LUMSDAINE, SECRETARY, HEALTHWAYS, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.

Date: April 20, 2012.

APPENDIX A

CHARTER OF AUDIT COMMITTEE

OF HEALTHWAYS, INC.

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the outside auditors’ qualifications and independence, and the performance of the outside auditors and of the Company’s internal audit function.

In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain, at the Company’s expense, outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

The Committee shall be comprised of not less than three members of the Board who, as determined by the Board, meet the independence and other qualification standards set by applicable law and regulation and the applicable listing standards of The Nasdaq Stock Market, Inc. One member of the Committee shall have finance or accounting or comparable experience which results in the individual’s financial sophistication, and each member shall be able to read and understand fundamental financial statements as determined by the Board. The Committee also shall consider whether one of its members is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its duties and responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight duties and responsibilities. These functions are set forth as minimum duties and responsibilities with the understanding that the Committee may undertake additional duties and responsibilities as the Board or the Committee deems appropriate given the circumstances.

•

The Committee shall review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, and

the selection, application and disclosure of critical accounting policies and practices used in such financial statements. The Committee also shall review and discuss with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as may be modified or supplemented. The discussion of the financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements and the discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, shall occur prior to the filing of the Form 10-Q or 10-K. Additionally, based on such review and discussion, the Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•

The Committee shall review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404 (“Item 404”). ‘Related person’ and ‘transaction’ shall have the meanings given to such terms in Item 404, as amended from time to time.

•

The Committee shall discuss with management and the outside auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s internal controls and processes that could materially affect the Company’s financial statements and financial reporting. The Committee shall meet separately, at least quarterly, with management, and with the outside auditors and shall review with the outside auditors any audit problems or difficulties and management’s response.

•	The Committee shall:

•	oversee the work of the outside auditors;

•	resolve disagreements between management and the outside auditors regarding financial reporting;

•	discuss with management and the outside auditors the internal audit function in the Company, including its responsibilities, budget and staffing and its planned scope of internal audit;

•	establish hiring policies for employees or former employees of the outside auditors;

•	preapprove all auditing services and internal control-related services to be provided by the outside auditors;

•

preapprove all permitted non-audit services, including tax services, to be provided by the outside auditors, subject to such exceptions as may be determined by the Committee to be appropriate and consistent with federal and regulatory provisions;

•

receive reports from the outside auditors regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

•

receive from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors; and

•	discuss with the outside auditors in an active dialogue any such disclosed relationships or services and their impact on the outside auditors’ objectivity and independence.

•

The Committee shall receive reports from the principal executive and financial officers of the Company and the outside auditors regarding any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of internal control deficiencies and the adequacy of disclosure about changes in internal controls over financial reporting.

•

The Committee shall review and discuss with management (including the senior internal audit officer) and the outside auditors the Company’s internal controls report and the outside auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

•

The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•

The Committee shall have the sole authority and responsibility to select (subject, if applicable, to stockholder approval), determine the compensation of, and, where appropriate, terminate and replace the outside auditors, and the outside auditors shall report directly to the Committee.

Meetings

The Committee shall meet at least four times annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Committee may be called on one day notice by the Chairman of the Board or the Committee Chairman. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer and the independent auditors. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting. Attendance by the Chairman of the Board and by other members of management will be at the invitation of the Committee Chair. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. Unless the Board has previously designated the Chair, the members of the Committee may designate a Chair by majority vote.

The Committee and its members have complete access to management, recognizing that it is expected that members will use judgment to be sure that this access is not distracting to the business operations of the Company.

C/O Computershare Investor Services P.O. Box 43078 Providence, RI 02940

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	Kevin G. Wills	02 Jay C. Bisgard, M.D.		03 Mary Jane England, M.D.		04 John A. Wickens	05 William D. Novelli
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To consider and act upon an advisory vote to approve executive compensation as disclosed in the Proxy Statement.						☐	☐	☐
3	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2012.						☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:							For	Against	Abstain
4	To consider and act upon a stockholder proposal regarding declassification of the Company’s Board of Directors						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

02 0000000000

0000138961_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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HEALTHWAYS, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 31, 2012

The undersigned hereby appoints John W. Ballantine and Alfred Lumsdaine, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Healthways, Inc. to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on May 31, 2012, at 9:00 a.m., Central time, and any adjournments thereof.

Continued and to be signed on reverse side

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